Exhibit 10.29

Execution Version

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of June 13, 2019 (the “Effective Date”) by and between Orchestra Biomed, Inc., a corporation having its principal office at 150 Union Square Drive, New Hope, PA 18938, United States (“OBIO”) and Terumo Corporation, having its registered place of business at 2-44-1 Hatagaya, Shibuya-ku Tokyo, 151-0072 Japan (“TC”) and Terumo Medical Corporation, a corporation having its principal office at 265 Davidson Avenue, Somerset, NJ 08873 (“TMC” and together with TC, “Terumo”). OBIO and Terumo may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, OBIO has developed and is intending to commercialize its product known as Virtue® Sirolimus-Eluting Balloon, which consists of the Delivery Device and the Drug (each, as defined below);

Whereas, OBIO wishes to commercialize such product through a company that will manufacture the product with the supply of the Drug to be supplied by OBIO and register, promote, market, sell and distribute such product in the entire world;

Whereas, Terumo has the ability to manufacture, register, promote, market, sell and distribute such product and wishes to be the exclusive manufacturer and distributor of such product;

Whereas, OBIO is willing to grant rights for Terumo to become the exclusive manufacturer and distributor of such product in the entire world, on the terms and conditions set forth in this Agreement;

Whereas, OBIO is willing to manufacture (or have manufactured) the Drug and sell to Terumo such Drug for the manufacturing of such product, on the terms and conditions set forth in this Agreement; and

Whereas, the Parties are willing to start the commercialization of such product in the Primary Territories (as defined below) under the terms and conditions set forth in this Agreement, and to expand the commercialization to the other territories if such product is commercially viable in such territories.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OBIO and Terumo hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 “Affiliate” of a Party means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2 “Alliance Manager” has the meaning set forth in Section 4.8.

1.3 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, industry codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders or permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority, any other governmental agency or authority having jurisdiction over or related to the subject item or stock exchange, including cGMP, FCPA, Export Control Laws, and trade, promotion, privacy, and other laws and regulations pertaining to domestic or international corruption, commercial bribery, fraud, kickback, embezzlement or money laundering.

1.4 “ASP” means, on a country-by-country basis, the average Net Sales per unit.

1.5 [***].

1.6 “B-1 Stock” has the meaning set forth in Section 3.1(c).

1.7 “Background Information” means Information discovered, developed, identified, made, or conceived not under and not in connection with this Agreement, whether or not reduced to practice under or in connection with this Agreement, and whether or not patented or patentable, together with any and all intellectual property rights in any such Information, including Patents that claim or disclose any such Information.

1.8 “BtK” means below the knee, in the context of indications.

1.9 “Business Day” means a day other than a Saturday or Sunday or any public holiday in the United States or Japan.

1.10 “Calendar Quarter” means a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.11 “Calendar Year” means a period of twelve (12) consecutive months beginning on and including January 1st.

1.12 “cGMP” means current Good Manufacturing Practice, including MHLW’s Ordinance on Quality Management System.

1.13 “Charged Services” has the meaning set forth in Exhibit 5.1(b)(vii).

1.14 “China” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

1.15 “CoGS” means the cost of goods sold as calculated in accordance with IFRS.

1.16 “Commercialization Plan” has the meaning set forth in Section 7.4.

1.17 “Commercially Reasonable Efforts” means that level of efforts and resources at the relevant point in time, that is consistent with the usual practice followed by similarly situated medical device companies with sufficient resources to advance a program based on commercial, technical, legal, scientific, or medical factors.

1.18 “Competing Product” has the meaning set forth in Section 2.4.

1.19 “Confidential Information” has the meaning set forth in Section 11.1.

1.20 “Confidentiality Agreement” means that certain NONDISCLOSURE AGREEMENT made between Caliber Therapeutics, Inc. and Terumo dated March 17, 2017 including amendments thereto.

1.21 “Control” (including any variations such as “Controls,” “Controlled” and “Controlling”) means, with respect to any Information, Data, Patent or other intellectual property rights, having the ability (whether by ownership or grant of rights, other than pursuant to this Agreement, and whether directly or through the control of its Affiliate) to grant to the other Party the applicable access or other right under this Agreement without violating the terms of an agreement with a Third Party.

1.22 “Core Indications” means the indications of ISR, SV and BtK.

1.23 “CRO” has the meaning set forth in Section 5.1(c).

1.24 “Data” means any and all scientific, clinical, technical or test data pertaining to the Product that is generated by or on behalf of Terumo or its Affiliates, Sub-Distributors or other subcontractors or by or on behalf of OBIO before or during the Term, including research data, clinical pharmacology data, chemistry, manufacturing and controls data (including analytical and quality control data and stability data), preclinical data, clinical data and all submissions made in association with an application for Regulatory Approval filed in or outside the Territory with respect to the Product.

1.25 “Delivery Device” means the laser drilled balloon catheter, syringe (prefilled sterile water), dose unit, 3-way stopcock and recon unit designed and manufactured to be a component of the Product.

1.26 “Disclosing Party” has the meaning set forth in Section 11.1.

1.27 “Distribution Rights” has the meaning set forth in Section 2.1.

1.28 “Drug” means [***], lyophilized, controlled-release Sirolimus designed and manufactured to be a component of the Product.

1.29 “Executives” has the meaning set forth in Section 4.5.

1.30 “Export Control Laws” means all applicable U.S., European Union and Japanese or other applicable laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Irish Government or the European Union or (b) the export or re-export of commodities, technologies or services or data, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706; the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq.; the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, European Union laws and regulations (including Regulation (EC) No 428/2009, as amended), in each case as amended.

1.31 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as amended.

1.32 “FDA” means the Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, therapeutic and medical device products in the United States.

1.33 “Foreground Information” means Information discovered, developed, identified, made or conceived under or in connection with this Agreement, including in the course of conducting regulatory activities or commercialization of the Product in the Territory, whether or not patented or patentable, together with any and all intellectual property rights in any such Information, including Patents that claim or disclose any such Information.

1.34 “FSA” means Financial Services Agency in Japan or any successor agency.

1.35 “IDE” means an investigational device exemption by the FDA.

1.36 “Indemnitee” has the meaning set forth in Section 14.3.

1.37 “Indemnitor” has the meaning set forth in Section 14.3.

1.38 “Information” means information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, specifications and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.39 “Initial Term” means the period commencing on the Effective Date and continuing until the tenth (10th) anniversary of the date on which the first PMA is obtained from FDA for the Product for the Milestone Indication.

1.40 “Intellectual Property” means proprietary know-how, trade secrets, and/or Patents, in each case related to Product.

1.41 “Interest Rate” means a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in The Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that in no event shall such rate exceed the maximum legal annual interest rate.

1.42 “Investment Agreements” has the meaning set forth in Section 3.1(c).

1.43 “ISR” means in-stent restenosis, in the context of indications.

1.44 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.

1.45 “Losses” has the meaning set forth in Section 14.1.

1.46 “MA Approval” means approval, licenses, registrations, or authorizations of Regulatory Authorities in the applicable jurisdiction for placing the subject pharmaceutical, therapeutic or medical device product on the market in such jurisdiction, including PMA granted by FDA and Shonin granted by MHLW.

1.47 “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, therapeutic and medical device products in Japan.

1.48 “Milestone” means each of the events described in Section 3.1 that trigger each corresponding Milestone Payment.

1.49 “Milestone Indication” has the meaning set forth in Section 3.1(d).

1.50 “Milestone Payments” means all of the First Milestone Payment, Second Milestone Payment, Third Milestone Payment, Fourth Milestone Payment, Fifth Milestone Payment, Sixth Milestone Payment and Seventh Milestone Payment, each set forth in Section 3.1, collectively.

1.51 “Net Sales” means the amount invoiced or otherwise billed by Terumo or its Affiliates (the “Selling Party”) for sales of Products to a Third Party purchaser, less the following (collectively, “Net Sales Deductions”):

(a) Normal and customary discounts actually given or accrued on Products, including cash, trade and quantity discounts, price reduction or incentive programs (including sales coupons and co-payment programs), retroactive price adjustments with respect to sales of such Products, and charge-back payments;

(b) Normal and customary credits, refunds, returns or allowances actually allowed, accrued, paid, received or given, including credits, allowances, discounts and rebates to, and chargebacks from the account of customers for nonconforming, damaged, rejected, outdated and returned, withdrawn or recalled Products or on account of retroactive price reductions affecting the Products;

(c) Normal and customary rebates, reimbursements, administrative fees or similar allowances actually granted or accrued to managed health care organizations, group purchasing organizations or to federal, state and local governments in the Territory or any other organization that utilizes any governmental discount program with respect to the Products;

(d) Normal and customary freight, postage, shipping and insurance charges allowed, accrued or paid for delivery of Products, to the extent billed as a separate line item by the Selling Party to the Third Party purchaser; and

(e) Taxes (other than income taxes), duties or other governmental charges imposed on the sale of Products and actually paid or accrued by the Selling Party, and regardless of whether separately stated on the invoice or other selling document, (as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party);

provided that all of the foregoing deductions shall be calculated in accordance with then- current International Financial Reporting Standards (“IFRS”), as applicable, consistently applied during the applicable calculation period throughout the Selling Party’s organization. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual on a periodic basis. Notwithstanding the foregoing, the supply of the Product for (i) samples, (ii) charitable donations or compassionate use, or (iii) any clinical study materials used in any clinical study shall not be included within the computation of Net Sales.

For sake of clarity and avoidance of doubt, the transfer of a Product by a Selling Party to another Affiliate of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate to an independent Third Party, less the Net Sales Deductions allowed under this Section.

In the event that a Product is commercialized in combination with one or more products which are themselves not Products under this Agreement for a single price, the Net Sales for such Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product and B is the fair market value of the other product(s) in the combination sale. If the fair market value for any product sold in combination with a Product cannot be reasonably determined, the price attributed to such product will be reasonably agreed to by the Parties, taking into consideration the relative cost of goods for such product and other fair and objective factors if any.

1.52 “OBIO Indemnitees” has the meaning set forth in Section 14.1.

1.53 “OBIO Know-How” means all Information (including Data) that OBIO Controls as of the Effective Date or during the Term, which Information is required, or otherwise used by OBIO, to manufacture the Delivery Device and the Product, to file, obtain, and/or maintain Regulatory Approval for the Product, and/or to distribute, market, promote, sell, offer for sale or import the Product in the Territory.

1.54 “OBIO Patents” means all Patents that OBIO Controls as of the Effective Date or during the Term, which Patents would be infringed, absent a license, by the manufacture, use, sale, offer for sale or import of the Product, and/or the manufacture of the Drug or Delivery Device, in the Territory, including those granted during the Term.

1.55 “OBIO Trademark” has the meaning set forth in Section 12.6.

1.56 “Patent” means (a) any patent, certificate of invention, application for certificate of invention, priority patent filing and patent application, and (b) any renewal, division, continuation (in whole or in part) or request for continued examination of any of such patent, certificate of invention and patent application, and any patent or certificate of invention issuing thereon, and any reissue, reexamination, extension, restoration by any existing or future extension or restoration mechanism, division, renewal, substitution, confirmation, registration, revalidation, revision and addition of or to any of the foregoing.

1.57 “Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

1.58 “PMA” means a premarket approval by the FDA.

1.59 “Primary Territories” means the United States, Japan and China (each a “Primary Territory”), except for any country for which this Agreement is terminated pursuant to Section 15.2(d).

1.60 “Product” means OBIO’s Virtue® Sirolimus-Eluting Balloon consisting of the Drug and the Delivery Device, including any improvements thereto as described further in Section 2.2(c).

1.61 “Product Trademark” has the meaning set forth in Section 12.7(a).

1.62 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.63 “Quality Agreement” has the meaning set forth in Section 8.9.

1.64 “Receiving Party” has the meaning set forth in Section 11.1.

1.65 “Regulatory Activities” means all activities for the preparing, filing, obtaining and maintaining Regulatory Approvals, including associated clinical trials and preclinical testing, and actions to fulfill requirements made by the Regulatory Authority for maintaining Regulatory Approvals such as post-market surveillance.

1.66 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of Regulatory Authorities in the applicable regulatory jurisdiction, that are necessary for the manufacture, use, storage, import, transport and/or sale of a pharmaceutical, therapeutic and medical device product in such regulatory jurisdiction, or are agreed to be required for the commercialization between the Parties, including MA Approval, reimbursement approvals and any approval for changes to the preceding approvals such as changes to indication or legal manufacturer.

1.67 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution or promotion of a pharmaceutical, therapeutic and medical device product in the applicable regulatory jurisdiction, including the FDA, the MHLW and the SDA. If governmental approval is required for pricing or reimbursement by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required.

1.68 “Regulatory Submissions” means all applications, approvals, licenses, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in connection with the development, manufacture or commercialization of a pharmaceutical, therapeutic and medical device product, including any MA Approvals and Reimbursements.

1.69 “Regulatory Plan” has the meaning set forth in Section 5.1(a).

1.70 “ROFN” has the meaning set forth in Section 16.1.

1.71 “Royalties” has the meaning set forth in Exhibit 9.1.

1.72 “SFA” means superficial femoral artery, in the context of indications.

1.73 “SDA” means China State Drug Administration (including the China Food and Drug Administration), or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, therapeutic and medical device products in China.

1.74 “SEC” means the U.S. Securities and Exchange Commission or any successor agency.

1.75 “Services Charge” has the meaning set forth in Exhibit 5.1(b)(vii).

1.76 “Securities Laws” means the Securities Exchange Act of 1934, the Japanese Securities Exchange Act, the rules of Tokyo Stock Exchange, and any other applicable securities laws or rules of any applicable securities exchanges, along with any amendments thereto.

1.77 “Secondary Territory” has the meaning set forth in Section 7.4(b).

1.78 “Service Level of the Drug” means, with respect to the Drug and any specified period of consecutive months, the quotient resulting from dividing (a) the actual quantity of the Drug conforming with the requirements of Section 8.7 that OBIO delivers during such period by (b) the quantity of the Drug ordered by Terumo for such period in Purchase Orders confirmed in accordance with Section 8.4, expressed as a percentage.

1.79 “Shonin” means MA Approval in Japan by the MHLW.

1.80 “Specifications” are the specifications of the Delivery Device and the Drug agreed between the Parties as of the date of this Agreement and set forth in Exhibit 1.80, subject to revisions made by JSC.

1.81 “Sub-Distributor” means any Person other than Terumo or its Affiliates that Terumo appoints to market, promote, offer for sale, sell, import or distribute the Product in the Territory, beyond the mere right to purchase the Product from Terumo or its Affiliates for end use.`

1.82 “Subject Indications” means the indications of percutaneous coronary and peripheral endovascular procedures other than oncology where encapsulated Sirolimus would provide a therapeutic effect, including ISR, SV, Bifurcation, High Bleeding Risk, AV fistula and BtK.

1.83 “SV” means small vessel, in the context of indications.

1.84 “Tech Transfer” has the meaning set forth in Section 15.3(a).

1.85 “Term” means the Initial Term and the period extended in accordance with Section 15.1.

1.86 “Territory” means the Primary Territories and any Secondary Territory designated as such in accordance with Section 7.4(b), but does not include any country for which this Agreement is terminated pursuant to Section 15.2(d).

1.87 “Terumo Trademark” has the meaning set forth in Section 12.6.

1.88 “Third Party” means any governmental authority or Person other than OBIO, Terumo and their respective Affiliates.

1.89 “Third Party Claims” has the meaning set forth in Section 14.1.

1.90 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.91 “United States” or “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.92 “Upfront Payment” has the meaning set forth in Section 3.1(b).

1.93 “Upfront Development Payment” has the meaning set forth in Section 3.1(b)

1.94 “Upfront License Payment” has the meaning set forth in Section 3.1(a)

1.95 “Virtue Transaction” means acquisition of OBIO or Caliber Therapeutics, Inc. by a Third Party or Terumo, or any license, sale, assignment, transfer or other disposition by OBIO or its Affiliates of all or any material portion of Intellectual Property (including OBIO Patents, OBIO Know-How, OBIO Trademarks, and Product Trademarks) or other assets primarily related to the Drug, Delivery Device or the Product.

ARTICLE 2
EXCLUSIVE APPOINTMENT OF TERUMO

2.1 Exclusive Appointment of Terumo. Effective upon receipt of the Upfront Payment, and subject to the terms and conditions herein, including, but not limited to as set forth in Section 7.4(b), OBIO hereby appoints Terumo as its worldwide exclusive distributor of the Product, and grants Terumo exclusive rights to distribute the Product, for the Subject Indications in the Territory during the Term, including promotion, marketing, offer for sale, sale, import and distribution of the Product (the “Distribution Rights”).

2.2 Intellectual Property License.

(a)   In connection with the grant of Distribution Rights, effective upon receipt of the Upfront Payment, and subject to the conditions set forth in Sections 2.2(b), 7.4(b) and 18.3, OBIO hereby grants to Terumo an exclusive, transferable license under any and all OBIO Patents and OBIO Know-How, to exercise all of its rights and perform all of its obligations contemplated under this Agreement in the Territory in the Subject Indications, including the manufacture of the Product using the Drug as supplied by OBIO (the “IP License”).

(b) Effective upon receipt of the Upfront Payment, OBIO hereby grants to Terumo the right to grant sublicenses to its subcontractors or any other service providers engaged in the ordinary course of business (other than Sub-Distributors, the grant for which is provided in Section 7.2) , of any of its rights under the OBIO Patents and OBIO Know-How in accordance with the terms of this Agreement, solely to the extent commercially beneficial, as determined by Terumo acting reasonably, to carry out Terumo’s obligations hereunder, including, but not limited to, the manufacture and commercialization of the Product in accordance with a Commercialization Plan. Terumo will promptly provide OBIO with written notice of all such sublicense grants and, in connection with Terumo’s obligation to provide updates on commercialization strategy pursuant to Section 7.4(a), shall from time to time provide to OBIO a list of any current sublicensees. Terumo shall be responsible for the acts or omissions of its sublicensees under any sublicense, including any such act or omission that would constitute a breach hereunder if performed by Terumo. No sublicense shall exceed the scope of rights granted to Terumo hereunder, and each sublicense shall include an agreement by any sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by OBIO for the purpose of verifying compliance with the terms and conditions of this Agreement. Terumo shall, upon request, to deliver to OBIO a true, complete, and correct copy of any such sublicense, and any amendment thereto, entered into by Terumo or its sublicensees, and any modification or termination thereof. Terumo shall also promptly provide OBIO with a copy of any notice of breach, termination or the like of such agreement sent to or received from a sublicensee. Notwithstanding the foregoing, Terumo may not sublicense any rights granted to it under the IP License with the intent of materially altering its role as principal world-wide distributor for Products as contemplated under Section 2.1 of this Agreement.

(c)   If any improvement is made by or on behalf of OBIO to the Product (including cases where improvement was made to a certain component thereof, and whether or not such improvement is itself patentable) that is directly related to, or derived from, the OBIO Patents or the OBIO Know-How, such improvements will automatically be deemed “OBIO Patents” or “OBIO Know-How”, as applicable, and be licensed to Terumo hereunder pursuant to the IP License.

2.3 Exclusivity. During the Term, subject to Section 7.4(b), OBIO shall not, and shall cause its Affiliates not to, either directly or indirectly through its agents, distributors or any other Third Party, promote, market, offer for sale, sell, import or distribute anywhere in the Territory the Product or any of its components, including the Drug, or any other product that is substantially similar to the Product or any of its components, including the Drug, in each case for use in the Subject Indications, without the prior written approval of Terumo. Unless otherwise permitted by this Agreement, OBIO shall not, and shall cause its Affiliates not to, (a) actively seek customers for the Product in the Territory, (b) establish or maintain a branch office, warehouse, or distribution facility for the Product in the Territory, (c) engage in any advertising or promotional activities relating to the Product directed primarily to customers in the Territory, or (d) solicit orders from any prospective purchaser with its principal place of business located in the Territory in each case for use in the Subject Indications. If OBIO receives any order from a prospective purchaser in the Territory for use in any of the Subject Indications, OBIO shall not accept any such order but shall immediately refer such order to Terumo. Without limiting the foregoing, OBIO shall not take any action to promote, market, offer for sale, sell, import or distribute the Product in any region outside of the Territory without first proposing commercialization of the Product in such region pursuant to Section 7.4(b) and complying with the terms thereof.

2.4 Non-Compete Obligation of Terumo. During the Term, and subject to the termination right in Section 7.4(c), 15.2(d)(iii) and 15.2(d)(iv), Terumo will not, directly or indirectly, commercially sell or license a drug coated or drug eluting balloon product that directly competes with the Product (“Competing Product”) for the Subject Indication, [***]. For avoidance of doubt, but subject to the foregoing exception, “directly competes” in the preceding sentence means not only that the current sale of products directly competes with the sale of Product in the market, but also a potential for direct competition if the Product was commercialized for an additional indication within the Subject Indications in the future. Notwithstanding the foregoing, this Section 2.4, above will not prohibit any internal activities conducted by or on behalf of Terumo prior to a launch of a product, such as research and development activities.

2.5 No Other Rights. No rights shall be deemed granted by one Party to the other Party under this Agreement by implication, estoppel, or otherwise.

ARTICLE 3
PAYMENTS

3.1 In consideration for the Distribution Rights and IP License under Article 2, and in support of the continued development of the Product and completion of the Regulatory Activities contemplated hereunder, Terumo shall make the following non-refundable payments to OBIO:

(a)   Upfront License Payment. Within ten (10) Business Days after the Effective Date, Terumo shall pay to OBIO three million U.S. dollars ($3,000,000) (“Upfront License Payment”) in consideration for the acquisition of the distribution rights and licenses granted hereunder; provided, however, that the Upfront License Payment will be deemed to have been made in time if Terumo has instructed the paying bank to make such payment to OBIO not later than three (3) Business Days before the above said deadline and such payment is completed within three (3) Business Days after the above said deadline.

(b) Upfront Development Payment. Within ten (10) Business Days after the Effective Date, Terumo shall pay to OBIO twenty-seven million U.S. dollars ($27,000,000) (“Upfront Development Payment” and together with the Upfront License Payment, the “Upfront Payment”)) in consideration of any Product development and Regulatory Activities work that is required to be completed in furtherance of achieving the first, second and third Milestones as set forth in Section 3.1(d), (e) and (f) below; provided, however, that the Upfront Payment will be deemed to have been made in time if Terumo has instructed the paying bank to make such payment to OBIO not later than three (3) Business Days before the above said deadline and such payment is completed within three (3) Business Days after the above said deadline.

(c)   Equity Investment. Upon the Effective Date, Terumo shall purchase 166,667 OBIO Series B-1 Convertible Preferred Stock (“B-1 Stock”) shares for two million five hundred thousand and five U.S. dollars ($2,500,005) at a purchase price of fifteen U.S. dollars ($15) per share on the same terms and conditions as other shareholders purchasing B-1 Stock and as detailed in the Certificate of Designation and other ancillary agreements related to the B-1 Stock (the “Investment Agreements”). Terumo shall also make the full “Follow-On Investment” as such term is described in the Investment Agreements and pursuant to the terms and conditions set forth therein. In connection therewith, Terumo shall enter into a reasonable and customary lock-up agreement which shall provide that Terumo shall not sell any shares of OBIO until at least twelve (12) months after OBIO obtains the PMA from FDA for the Product for the Milestone Indication.

(d) First Milestone Payment. OBIO shall notify Terumo promptly after obtaining [***]. If the date of such [***] is on or before [***], Terumo shall pay to OBIO, in consideration of the work that is required to be completed by OBIO in furtherance of achieving the second Milestone as set forth in Section 3.1(e) below, within ten (10) Business Days after [***], five million U.S. dollars ($5,000,000) (“First Milestone Payment”).

(e)   Second Milestone Payment. OBIO shall notify Terumo promptly after the completion of [***]. If the date of such completion is on or before [***], Terumo shall pay to OBIO, in consideration of the work that is required to be completed by OBIO in furtherance of achieving the third Milestone as set forth in Section 3.1(f) below within ten (10) Business Days after [***], five million U.S. dollars ($5,000,000) (“Second Milestone Payment”).

(f) Third Milestone Payment. Upon [***] on or before [***], Terumo shall pay to OBIO, in consideration of the work that is required to be completed by OBIO in furtherance of achieving the fourth Milestone as set forth in Section 3.1(g) below within ten (10) Business Days of such [***], five million U.S. dollars ($5,000,000) (“Third Milestone Payment”). [***].

(g)   Fourth Milestone Payment. Upon [***]. If the date of such [***] is on or before [***], Terumo shall pay to OBIO, in consideration of the work that was required to be completed by OBIO in furtherance of achieving the fourth milestone as set forth in this Section 3.1(g), within ten (10) Business Days [***], twenty million U.S. dollars ($20,000,000) (“Fourth Milestone Payment”). [***].

(h) Fifth Milestone Payment. [***]. Terumo shall pay to OBIO, in consideration of the work that was required to be completed by OBIO in furtherance of achieving the fifth Milestone as set forth in this Section 3.1(h), within ten (10) Business Days [***], ten million U.S. dollars ($10,000,000) (“Fifth Milestone Payment”).

(i) Sixth Milestone Payment. Terumo shall notify OBIO within three (3) Business Days after obtaining [***]. Terumo shall pay to OBIO, in consideration of the work that was required to be completed by OBIO in furtherance of achieving the sixth Milestone as set forth in this Section 3.1(i), within ten (10) Business Days [***], ten million U.S. dollars ($10,000,000) (“Sixth Milestone Payment”).

(j) Seventh Milestone Payment. Terumo shall notify OBIO promptly after obtaining [***]. Terumo shall pay to OBIO, in consideration of the work that was required to be completed by OBIO in furtherance of achieving the seventh Milestone as set forth in this Section 3.1(j), within ten (10) Business Days after the date of such PMA, ten million U.S. dollars ($10,000,000) (“Seventh Milestone Payment”).

(k) Total Aggregate Milestone Payments. Each of the Milestone Payments payable under (d) through (j) of this Section 3.1 shall be one time only, and not exceed sixty-five million U.S. dollars ($65,000,000) in the aggregate.

3.2 Instances of “PMA” in (e), (f), (g) and (j) of Section 3.1 shall be replaced by “FDA approval” in the event FDA designates the Product as a drug.

ARTICLE 4
GOVERNANCE

4.1 Joint Steering Committee. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the activities of the Parties pursuant to this Agreement.

4.2 Composition. The JSC will be comprised of two (2) members appointed by Terumo and two (2) members appointed by OBIO, which members shall be senior level employees or representatives of each Party with decision-making authority. Each Party will notify the other Party of its initial JSC members within thirty (30) days after the Effective Date. The Parties, through the JSC, may change the number of JSC members as long as an equal number of members from each of Terumo and OBIO is maintained. Each Party may change its JSC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JSC. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Terumo shall appoint one (1) of its members as chair, whose role shall be to convene and preside at meetings of the JSC, but the chair shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non- member, non-voting representatives of such Party to attend meetings of the JSC.

4.3 Responsibilities. The JSC shall be responsible for oversight of the Parties’ activities under this Agreement with respect to filing for, obtaining and maintaining Regulatory Approval and commercializing (including commercial supply to Terumo and marketing and sales) the Product. Without limiting the foregoing, the JSC shall:

(a) review, discuss and approve the Regulatory Activities and the Regulatory Plan, including all amendments thereto;

(b) review and discuss the annual business plan;

(c)   review, discuss and approve the Commercialization Plan, including all amendments thereto;

(d) discuss marketing and sales updates;

(e)   review, discuss and approve key sales strategies;

(f) periodically review the results of the Regulatory Plan and Commercialization Plan to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;

(g) to the extent that OBIO is conducting development for any improvement of the Product, discuss the plans for and results of such development;

(h) review Terumo’s forecasts for the Product and monitor the capacities of OBIO’s Drug supply and Terumo’s manufacturing of the Product; and

(i) facilitate the exchange between the Parties of Data and Information relating to adverse events; and

(j) make decisions and otherwise perform such other duties as are specifically assigned by the Parties to the JSC in this Agreement.

4.4 Meetings. The JSC will hold meetings at such frequency as determined by the JSC members, but no less than once every Calendar Quarter. Such meetings may be in person, via videoconference, or via teleconference; provided that no fewer than two (2) JSC meetings each Calendar Year shall be in-person unless the Parties otherwise agree. The location of in-person JSC meetings will alternate between OBIO’s offices and Terumo’s offices, unless the Parties otherwise agree. At least seven (7) days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JSC meetings and will reflect material decisions made at such meetings. Meeting minutes will be prepared by each Party on an alternating basis and sent to each member of the JSC for review and approval within ten (10) days after a meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within fifteen (15) days of receipt.

4.5 Decisions. The JSC may make decisions with respect to any subject matter that is within the JSC’s responsibilities. Subject to this Section 4.5, all decisions of the JSC shall be made by unanimous vote, with OBIO and Terumo each having, collectively, among its respective members, one (1) vote in all such decisions. If the JSC cannot reach consensus with regard to any matter to be decided by the JSC within ten (10) Business Days after such matter has been brought to the JSC’s attention, then such matter shall be referred to the respective chief of business unit principally responsible for the Regulatory Approval and commercialization of the Product under this Agreement (the “Executives”) for resolution. If the Executives cannot resolve the issue within ten (10) Business Days after the matter has been brought to their attention then, subject to good faith consideration of the views of the other Party, the tie-breaking vote on the following decisions by the JSC shall be held by (a) Terumo’s Executive on (i) Regulatory Activities and Regulatory Plans related to all Subject Indications other than the Milestone Indication in the United States and all Subject Indications outside of the United States but in the Territory, (ii) Commercialization Plan and (iii) key sales strategies, and (b) OBIO’s Executive on Regulatory Activities and Regulatory Plans related to the Milestone Indication in the United States; provided, however, with respect to a change to (X) the Commercialization Plan involving a designation of any region as a Secondary Territory or a removal of any region from designation as a Secondary Territory, and (Y) any decision that would reasonably be expected to have the effect of either Party not pursuing Regulatory Approval for a Core Indication in a Primary Territory in accordance with the timelines set forth in the Regulatory Plan or, if no timeline then exists in the Regulatory Plan, in accordance with Section 5.1(b)(ii)(Y) and/or the Commercial Reasonable Efforts in Section 5.1(a), as applicable (it being understood that, in the event that such change is not approved by each member of the JSC, the Commercialization Plan or the Regulatory Plan, as applicable, shall remain unmodified).

4.6 Discontinuation of JSC Participation. The activities to be performed by the JSC relate solely to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC will continue to exist until the Parties mutual agree to disband the JSC. Once the Parties mutually agree to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement, and decisions of the JSC shall be decisions as between the Parties, subject to the decision-making authority under Section 4.5 and other terms and conditions of this Agreement.

4.7 Expenses. Each Party shall bear all its own costs, including expenses incurred by the members nominated by it, in connection with its members’ JSC representation and meetings.

4.8 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager will be permitted to attend meetings of the JSC as a non-voting participant; provided, however, that a JSC member may also serve as Alliance Manager in which case the Alliance Manager shall retain JSC voting rights. The Alliance Managers will be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.

4.9 Provision of Information by the Parties. Each Party shall use good faith efforts to provide the JSC with information held in their respective capacity that is reasonably necessary for decision making by the JSC, and report to the JSC both periodically and as necessity arises.

4.10 Scope of Governance. Notwithstanding the creation of the JSC and any decisions made by the JSC hereunder, each Party shall retain the rights, powers and discretion granted to it, and the obligations assigned to it, hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly set forth herein or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly set forth in this Agreement to be decided by the JSC. For clarity, any decision of an Executive made in resolution of a dispute of the JSC pursuant to Section 4.5 shall be treated as decisions of the JSC for purposes of this Agreement. It is understood between the Parties that under no circumstances are the activities to be performed by the JSC intended or allowed to violate any Applicable Laws (including any competition and/or antitrust law).

ARTICLE 5
DEVELOPMENT AND REGULATORY ACTIVITIES

5.1 Regulatory Activities.

(a)   Regulatory Plan. All Regulatory Activities with respect to the Product in the Territory will be conducted in accordance with a comprehensive regulatory plan, which shall include timelines for the achievement of the Regulatory Activities and descriptions of the Parties’ roles with respect to same (as amended in accordance with this Agreement, the “Regulatory Plan”). The Regulatory Plan as of the Effective Date is attached hereto as Exhibit 5.1(a). Without limiting anything in this Section 5.1, it is the intention of the Parties to seek Regulatory Approval for the Core Indications and to use Commercially Reasonable Efforts to engage in the Regulatory Activities in support of obtaining such Regulatory Approvals, in the Territory. Any changes and updates to the Regulatory Plan must be approved by the JSC, subject to the decision-making procedures set forth in Section 4.5. The budget for the Regulatory Plan shall be proposed, approved and amended as necessary from time to time by the JSC.

(b) Conduct of Regulatory Activities.

(i) OBIO shall, in furtherance of Terumo’s ownership of the Regulatory Approval described in this Section 5.1(b)(i), be responsible for carrying out the Regulatory Activities relating to clinical trials in the United States with regard to the PMA approval for the Milestone Indication in accordance with the Regulatory Plan, at its cost, including those for post- marketing surveillance if required as a condition to the PMA (it being understood that this shall not include post-PMA approval clinical registries).

(ii) With respect to the Regulatory Activities for the Core Indications, other than the Milestone Indication in the United States as set forth in Section 5.1 (b)(i), (1) at Terumo’s sole cost and (2) in accordance with the Regulatory Plan, (a) Terumo shall have responsibility for Regulatory Submissions made in connection with obtaining IDE(s) from the FDA, provided that Terumo may reasonably request assistance from OBIO with respect to such Regulatory Submissions, including, without limitation, providing letter access to the Drug master file; (b) OBIO shall have primary responsibility for obtaining the equivalent of IDE approval from other Regulatory Authorities in each of the Primary Territories for such indications; provided that OBIO may reasonably request assistance from Terumo with respect to such Regulatory Submissions; and (c) thereafter Terumo shall be responsible for continuing to carry out any and all other Regulatory Activities performed in connection with obtaining final Regulatory Approvals, including post-marketing surveillance, for such indications as soon as is reasonably practicable, but in any event beginning no later than (X) in the United States and the CE mark territories, as set forth in the Regulatory Plan and (Y) in Japan and China, following receipt of the applicable IDE (or equivalent Regulatory Approval); provided that Terumo may reasonably request assistance from OBIO with respect to such Regulatory Submissions, including, without limitation, providing letter access to the Drug master file.

(iii) Terumo shall be responsible for conducting and funding any Regulatory Activities for all indications within the Subject Indications other than the Core Indications, to the extent that such indications are added to the Regulatory Plan by the JSC.

(iv) The obligations set forth in Sections 5.1(b)(i) through (iii) above are subject to the other Party’s obligation to provide reasonable assistance as set in this Article 5.

(v) Notwithstanding the foregoing, OBIO shall be responsible for carrying out the Milestone Indication study required for FDA Regulatory Approval regardless of regulatory designation of the Product as a device or a drug.

(vi) The Parties shall use Commercially Reasonable Efforts to carry out the allocated responsibilities set forth in Sections 5.1(i) through (v) (it being understood that such undertaking of any allocated responsibility is not intended as an assurance of results).

(vii) Terumo shall pay to OBIO the Service Charges for the Charged Services under the terms set forth in Exhibit 5.1(b)(vii) and in accordance with the budget approved as set forth in Section 5.1(a); provided, however, that any Service Charge in excess of such approved budget must be approved by Terumo in writing, provided, further, that OBIO shall manage the budget and, to the extent practically possible, notify Terumo of any prospect of exceeding the budget giving Terumo reasonable time to consider its approval for exceeding the budget before the provision of the relevant Charged Services. Other than such payment of Service Charges, each Party shall bear all of its internal costs, including indirect cost and direct labor cost for its employees, in each case as incurred in connection with the Regulatory Activities under this Agreement.

(viii)   Terumo shall be the holder of all Regulatory Approvals and all Regulatory Filings for the Product in the Territory and shall be responsible for all interactions with Regulatory Authorities with respect to the Product in the Territory (other than OBIO’s interactions with the FDA in the United States with respect to the Milestone Indication) and to otherwise carry out the obligations as the holder of all such Regulatory Approvals, provided, however, that (a) Terumo and OBIO shall jointly hold Regulatory Approvals if the JSC judges it to be necessary for the implementation of the relevant business, (b) OBIO shall hold Regulatory Approval in its name for an interim period for the purpose of transferring it to Terumo if such arrangement is set forth in the Regulatory Plan or otherwise determined by the JSC, (c) in countries where the use of the drug master file is not sufficient to protect OBIO’s proprietary information related to the Drug, the JSC may determine that OBIO or its designated Third Party shall hold the MA Approval for the benefit of Terumo’s exclusive distribution of the Product in such country, and (d) OBIO will have full master file (including patient level data) access and right of reference.

(ix) The sponsor of clinical trials (including the respective sponsors in case of joint clinical trials in two or more countries) shall be set forth in the Regulatory Plan or decided from time to time by the JSC, aiming at the most effective arrangements for the entire business. The Parties shall ensure that the other Party is updated of the Regulatory Activities and the decisions that may affect the progress of the Regulatory Plan, including discussions with Regulatory Authority and decisions regarding the labeling of, and post-marketing surveillance strategies with respect to, the Product in the Territory, but the Party who is responsible pursuant to this Section 5.1(b) and the Regulatory Plan may make the final decision with respect to any of the foregoing activities. The Parties shall consider in good faith all input provided by the other Party with respect to such Regulatory Activities. In connection with such Regulatory Activities, the Parties shall timely inform the other Party of scheduled meetings with Regulatory Authorities in the Territory with respect to the Product that may affect the progress of the Regulatory Plan in order to allow the other Party time to convey its opinion on the matter.

(x)   Once commenced, any withdrawal from the studies described herein must be approved by the JSC. The JSC shall discuss the Regulatory Activities described in this Section 5.1, including the design and implementation of any clinical studies, any updates on the progress, and results and publication thereof. The Parties shall not execute any related clinical study agreement, application, or regulatory submission that names the other Party as a co-party, indemnitee, or sponsor in any way without prior consultation with the other Party. At either Party’s request, the other Party shall provide copies of any Data obtained in connection with its clinical development of the Delivery Device in or for the Territory. The Parties shall maintain compliance with any and all applicable regulatory, ethical, privacy, and legal requirements relating to the conduct of human clinical studies in the Territory, including acquiring and maintaining any appropriate insurance related to product liability and study conduct.

(c)   Use of Subcontractors, Including CRO. Each Party may use subcontractors for its Regulatory Activities; provided that the contracting Party will at all times be fully responsible for the acts or omissions of its subcontractor as toward the other Party, including any such act or omission that would constitute a breach hereunder if performed by the contracting Party, and shall ensure that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and compliance with the FCPA, Export Control Laws, and other Applicable Laws that are substantially the same as those undertaken by the Parties hereunder, and (iii) the use of the subcontractor will not cause the other Party and its Affiliates and their directors, officers, employees and agents to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws. In addition, before conducting clinical trials with a research organization (“CRO(s)”), unless such use of CRO is specifically provided for in the Regulatory Plan, each Party shall obtain consent of the JSC, or in case of urgency consent of the other Party, not to be unreasonably withheld, delayed or conditioned.

(d) Regulatory Cooperation. Each Party shall cooperate with any reasonable requests for assistance from the other Party with respect to obtaining or maintaining Regulatory Approval for the Product in the Territory, including providing to the other Party all Information and Data in its possession relating to the Product that is requested by, or needed to respond to inquiries of, a Regulatory Authority with respect to the Product, or is needed or may facilitate such Regulatory Submissions, including Data obtained from clinical trials conducted in other countries and allow the other Party to reference such Data in its Regulatory Submissions. As part of this, OBIO shall provide Terumo (or, in the case of trade secret-related information, regulatory agencies to the extent regulatory agencies allow) with sufficient technical information related to the Product design, data obtained from pre-clinical trials and clinical trials conducted for the Product in support of Regulatory Submissions, and technical advice in conducting the clinical trials. The Parties shall each provide to the other Party all authorities and evidences thereof needed for Regulatory Submission carried out by a Party in the name of the other Party, if such arrangement is set forth in the Regulatory Plan or otherwise determined by the JSC.

5.2 Adverse Event Reporting. Terumo shall be responsible for the timely reporting of all relevant adverse events, complaints, and safety data relating to the Product to the appropriate Regulatory Authorities in the Territory, all in accordance with Applicable Laws and requirements of Regulatory Authorities in the Territory. OBIO (or its Affiliates, licensees, or sublicensees) shall be responsible for the timely reporting of all relevant adverse events, complaints, and safety data relating to the Product to the appropriate Regulatory Authorities outside the Territory. Notwithstanding the foregoing, in the event that OBIO or its designated Third Party holds the MA Approval in accordance with Section 5.1(b)(viii)(c), the Parties agree to reallocate the roles set forth in this Section 5.2 with respect to reporting of adverse events in compliance with the Applicable Laws separately in writing. The Parties may agree on a separate agreement to detail such reporting. Each Party shall review from time to time the other Party’s vigilance policies and procedures. The Parties agree to work together in good faith to coordinate regarding vigilance activities with respect to the Product, including by exchanging each Party’s standard operating procedures and other Information relevant to such vigilance activities.

5.3 Regulatory Audit. Each Party shall notify the other Party within five (5) Business Days after becoming aware of a Regulatory Authority audit or inspection of such Party or its Affiliates with respect to the Product. The Parties agree to cooperate during the preparation and conduct of any audit by a Regulatory Authority.

5.4 Recalls. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product in the Territory, or in the event either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within five (5) Business Days, advise the other Party thereof by telephone (and confirm by email or facsimile). The Parties shall, to the extent practicable, endeavor to discuss and agree upon whether to recall or withdraw the Product in the Territory, and Terumo shall review and consider in good faith all information provided by OBIO in connection with such discussion, including any assessment of safety and whether to recall or withdraw the Product; provided that if such discussion is not practicable or if the Parties fail to so agree within an appropriate time period (recognizing the exigencies of the situation), then such decision shall be made by Terumo, acting reasonably. Terumo shall be responsible for conducting any such recall or withdrawal, shall use good faith efforts to minimize the expenses of any such recall or withdrawal and shall keep OBIO fully informed of all actions taken in conducting such recall or withdrawal. Any recall or withdrawal expenses shall be borne by the Parties in proportion to their respective attribution to the cause of the recall.

ARTICLE 6
MANUFACTURE OF THE PRODUCT

6.1 Interim Manufacture and Supply by OBIO. OBIO shall manufacture or have manufactured the Product, including both the Drug and Delivery Device used for the clinical trials for the first Regulatory Approvals in the United States and Japan, and supply such Product to Terumo at Terumo’s reasonable request. Such supply of the Product shall be in accordance with the Specifications, the Quality Agreement, 8.4(a) and Sections 8.4(a), 8.4(b), 8.4(d) and 8.5 through 8.11 of this Agreement as applied mutatis mutandis to the supply of the Product. With respect to the Delivery Device, Terumo shall pay OBIO [***], on a per unit basis. The price of the Drug shall be as set forth in Section 8.2.

6.2 Transfer of Manufacture to Terumo. On or before the receipt of the first Regulatory Approvals for the Product in the United States and Japan, Terumo shall assume responsibility, at its cost, for the manufacture and supply of the Product as its legal manufacturer. Thereafter OBIO shall supply Terumo with the Drug as one of the components of the Product as set forth in this Agreement. OBIO shall provide Terumo with information relating to the design and manufacture of the Delivery Device and technology transfer, needed for Terumo to commence manufacture of the Delivery Device. OBIO will reasonably cooperate with Terumo in establishing Delivery Device supply chain through Third Party vendors. Terumo shall be solely responsible for all costs associated with the supply chain transfer, if any. The details of this manufacturing transfer, including the timing and the processes therefor, shall be decided by the JSC.

ARTICLE 7
COMMERCIALIZATION OF THE PRODUCT

7.1 Terumo Responsibilities. Terumo shall have the exclusive right, and shall use its Commercially Reasonable Efforts, to market, promote, sell, offer for sale, and otherwise commercialize the Product for the Subject Indications in the Territory in accordance with the Commercialization Plan, at its sole cost and expense, in accordance with the Applicable Laws and subject to the terms and conditions of this Agreement. Without limiting the foregoing, Terumo shall have the exclusive right and responsibility in the Territory for the following:

(a) designing the commercialization and marketing strategy and tactics for the Product, for potential inclusion in the Commercialization Plan;

(b) undertaking all promotional activities for the Product;

(c) establishing and implementing post-market surveillance programs for the Product as required or recommended by a Regulatory Authority (except for those related to the Milestone Indication in the United States, which shall primarily be the responsibility of OBIO pursuant to Section 5.1(b));

(d) receiving, accepting and filling orders for the Product from customers;

(e) warehousing and distributing the Product to customers;

(f) controlling invoicing, order processing and collection of accounts receivable for sales of the Product;

(g)  recording sales of the Product in its books of account for sales

(h) providing results of sales of the Product for purposes of periodic safety reports and exposure estimates;

(i) specific packaging and labeling requirements for the Product;

(j) training its sales force and making available sufficient number of sales force; and

(k) providing updates regularly to the JSC relating to commercialization activities for the Product.

7.2 Appointment of Sub-Distributors by Terumo. Terumo shall have the right to appoint Sub-Distributors for the Product in the Territory, and to subcontract any sales, marketing, or promotional activities with respect to the Product in the Territory, including to any contract sales organization, to the extent commercially beneficial, as determined by Terumo acting reasonably, to carry out Terumo’s obligations hereunder, and OBIO hereby grants to Terumo the right to grant sublicenses of the IP License to its Sub-Distributors solely to permit the Sub- Distributors to fulfil their obligations as a Sub-Distributor. In connection with Terumo’s obligation to provide updates on commercialization strategy pursuant to Section 7.4(a), Terumo shall from time to time provide to OBIO a list of any current Sub-Distributors engaged hereunder. OBIO shall have the right to object to a Third Party contractor if it becomes aware of issues with respect to such Sub-Distributor (e.g. violation of anti-bribery laws) that could have an adverse effect on OBIO. In such event, OBIO will advise Terumo of its concerns, and the Parties will discuss what actions, if any, to take with respect to such Sub-Distributor; provided that no actions shall be taken with respect to such Sub-Distributor without Terumo’s prior consent. Terumo shall be responsible for the acts or omissions of its Sub-Distributors under any sub-distribution agreement, including any such act or omission that would constitute a breach hereunder if performed by Terumo. No sublicense to the Sub-Distributor shall exceed the scope of rights granted to Terumo hereunder, and each sublicense shall include an agreement by any sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by Terumo of the scope sufficient to verify compliance with the terms and conditions of this Agreement. Upon reasonable request by OBIO, Terumo shall perform the audit and provide results and evidences of same to OBIO in a form reasonably satisfactory to OBIO. To the extent known by Terumo, Terumo shall promptly provide OBIO with notice of any such act or omission constituting a breach, or a breach, termination or the like of such sub-distribution agreement. Notwithstanding the foregoing, it is the express intention of the Parties that Terumo shall act as the principal distributor of the Product in the Territory and may not hire Sub-Distributors with the intent of materially altering its role as principal world-wide distributor for Products as contemplated under Section 2.1 of this Agreement.

7.3 Training and Promotional Materials. As reasonably requested by Terumo, OBIO shall provide Terumo with assistance in Terumo’s production of any information and materials reasonably required for Terumo’s marketing and sales and training of Terumo’s sales force, including copies of informational brochures, sales and marketing materials, technical information of the Products necessary to respond to any Product inquiries by customers in the Territory, and Data from clinical trials conducted by that may facilitate the promotion of the Products in the Territory. Terumo shall be entitled to create local language versions of the brochures and marketing materials provided by OBIO at its cost; provided that the accuracy of the translation is warranted by Terumo to OBIO. Each Party will bear its costs and expenses in connection with the foregoing.

7.4 Commercialization Plan. Terumo shall be responsible for the creation and implementation of an annual plan and budget for the commercialization of the Product in the Territory, which shall identify proposed plans to address potential challenges with respect to commercialization of the Product in the Territory (the “Commercialization Plan”).

(a) Terumo shall submit subsequent Commercialization Plans to the JSC on an annual basis on or before the end of each Calendar Year for review by the JSC. Through the JSC, Terumo shall regularly consult with and provide updates to OBIO regarding the commercialization strategy for and the commercialization of the Product in the Primary Territories. Upon the JSC’s review at the end of any Calendar Year, in the event that actual sales of the Product are (i) 30% below the targets set forth in the Commercialization Plan for one (1) Calendar Year or (ii) 20% below such targets for two (2) consecutive Calendar Years (which amounts shall be prorated for sales occurring during a partial year), such failure to meet the targets shall be deemed a material breach by Terumo for the purposes of Section 15.2(b) hereof; provided, however, that for the purpose of calculating whether the thresholds set forth in (i) and/or (ii) were met, reduction of sales attributable to (p) any act or omission by OBIO that constitutes a breach of any term or condition of this Agreement, (q) recall of the Product not attributable to Terumo, (r) any change in Applicable Law or regulations, or (s) any change in the guidelines or other interpretation of the laws and regulations made by the Regulatory Authority, as evaluated using objective and fair methods to be discussed and determined by the JSC from time to time, shall be added back to actual sales. Notwithstanding the foregoing, in addition to any other right of remedy available hereunder, Terumo may cure any such shortfall by paying the difference between Royalties actually paid and the Royalty that should have become due if Terumo had achieved the thresholds set forth in (i) and/or (ii) above.

(b) In addition to commercialization in the Primary Territories, either Party may, at any time, propose to the JSC commercialization of the Product in any region of the world other than the Primary Territories, whereupon the Parties shall discuss in good faith whether the Product shall be commercially viable in such region under the terms of this Agreement. Subject to Section 4.5 (iii)(X), If the JSC agrees on such commercialization, such region shall be added to the Territory and the applicable Commercialization Plan, and the terms and conditions of this Agreement with regard to the Primary Territories shall be applied to such region (any such approved region, a “Secondary Territory”) (it being understood that the JSC shall determine any necessary adjustments for such Secondary Territory to be made to the Commercialization Plan). If either Party proposes to include any region in the Commercialization Plan as a Secondary Territory in accordance with the terms of this Section 7.4(b), and the JSC declines to do so, then Terumo may propose terms for commercialization in such region different than those applicable to the Primary Territories, which OBIO may accept or reject in its sole discretion, acting reasonably. In the event that OBIO rejects Terumo’s proposed terms, OBIO shall have the right to pursue commercialization in such region, including distribution and licensing agreements with Third Parties, and such region shall not be deemed part of the Territory hereunder; provided, however, that OBIO may not enter into distribution or licensing agreements for such region with a Third Party under conditions that are, when taken as a whole, more favorable for the Third Party than those proposed herein by Terumo for such region.

(c) Terumo may notify the JSC and OBIO of its intention to commercially sell a Competing Product with a certain indication in a country that is outside the Territory (including cases where the country was removed from the Commercialization Plan as a result of relevant clinical trials been withdrawn or the commercialization was terminated otherwise), in which case, the JSC shall in good faith consider a plan for commercializing such indication in such country for sixty (60) days. If the JSC does not approve a plan for commercialization during the sixty (60) days, then both Terumo’s non-compete obligation set forth in Section 2.4 and the Distribution Rights and IP License shall be terminated for such indication and country, and such country shall no longer be deemed part of the Territory.

7.5 Reimbursement Price. Terumo shall use good faith efforts to obtain the maximum Reimbursement Price for the Product where applicable in accordance with the Regulatory Plan, and OBIO shall use good faith efforts to provide assistance to Terumo for such purpose.

7.6 Compliance. During the Term, Terumo shall maintain compliance with all Applicable Laws related to the ethical promotion, marketing, and sales of the Products in the Territory.

7.7 Restrictions on Use. Terumo shall not use the Drug for any purpose other than to perform its obligations or exercise its rights under this Agreement. Without limiting the foregoing, Terumo shall only market, promote, sell, offer to sell or otherwise commercialize the Delivery Device and the Drug in combination.

7.8 Trademark Licenses.

(a) Product Trademarks. Subject to the terms and conditions of this Agreement, OBIO hereby grants to Terumo an exclusive, royalty-free, limited license to use the Product Trademarks to manufacture, promote, market, sell, offer for sale, import, and distribute the Product in the Primary Territories in accordance with the terms of this Agreement.

(b) OBIO Trademarks. Subject to the terms and conditions of this Agreement, OBIO hereby grants to Terumo a non-exclusive, royalty-free, limited license under the OBIO Trademarks to manufacture, promote, market, sell, offer for sale, import, and distribute the Product in the Primary Territories in accordance with the terms of this Agreement.

ARTICLE 8
SUPPLY OF DRUG

8.1 Supply of Drug. The Parties acknowledge and agree that OBIO shall retain the right to, and will, use Commercially Reasonable Efforts to (a) procure at its own cost, all compounds and other materials for the formulation of the Drug, and (b) manufacture or have manufactured the Drug and supply or have supplied Terumo with any quantities ordered by Terumo on a timely basis as set forth in Section 8.4(b). In accordance with the terms and conditions of this Agreement, Terumo shall only purchase from OBIO the Drug for sale in the Territory.

8.2 Drug Price. Terumo shall pay to OBIO the price of the Drug in U.S. dollars as set forth on Exhibit 8.2 (“Drug Price”) within thirty (30) days after receipt of shipping invoice issued by OBIO. OBIO shall notify Terumo of each shipment as soon as it is completed.

8.3 Forecast. Effective upon first commercial sale of Product, Terumo shall provide on a quarterly, or other periodic basis if agreed between the Parties, a non-binding rolling forecast that sets forth the estimated Drug quantities that Terumo will order during the next twelve (12) months.

8.4 Purchase Orders.

(a) Terumo shall issue written orders to purchase Drug under this Agreement (each, a “Purchase Order”), each of which shall specify the quantity of the Drug to be delivered and the requested delivery date. Within three (3) Business Days after receipt of Terumo’s Purchase Order, OBIO shall confirm or decline the Purchase Order in writing, subject to the conditions set forth in Section 8.4 (b), (c) and (d). All Purchase Orders confirmed by OBIO will be binding and may not be cancelled or modified by either Party without the other Party’s written consent.

(b) The minimum number of days between the date that Terumo issues a Purchase Order and the date that the Drug shall actually be delivered to the delivery location specified by Terumo (the “Lead Time”) will be one-hundred eighty (180) calendar days, subject to revisions from time to time by the decision of the JSC. If the delivery date specified in a Purchase Order is outside of the Lead Time, the order shall be deemed to be made for the delivery on the first date that meets the requirement of the Lead Time; provided, however, that OBIO will promptly notify Terumo of such non-compliance, and will nevertheless use Commercially Reasonable Efforts to deliver such Drug by a delivery date that is as close as possible to the delivery date originally specified by Terumo in such Purchase Order. OBIO shall use Commercially Reasonable Efforts to enable a shorter Lead Time and report to the JSC at least semi-annually on the progress of activities taken for that purpose.

(c) OBIO may not decline the Purchase Order submitted by Terumo to OBIO in which the quantities of Drug ordered are equal to or less than 120% of the quantities forecasted in the immediately preceding forecast (the “Supply Guarantee”). If any quantities ordered under a Purchase Order are more than the Supply Guarantee at any point in time during the immediately preceding forecast, OBIO will promptly notify Terumo of such non-compliance, and shall nevertheless (i) deliver the quantities of the Drug ordered under such Purchase Order by the delivery date set forth in such Purchase Order within the Supply Guarantee, and (ii) use Commercially Reasonable Efforts to deliver any Drug ordered under such Purchase Order in excess of the Supply Guarantee.

(d) Any term or condition in a Purchase Order, confirmation, or other document furnished by a Party that is inconsistent with the terms and conditions of this Agreement will not be binding on the Parties unless agreed in writing by both Parties.

8.5 Safety Stock. If agreed by OBIO in writing, OBIO will maintain safety stock of Drug in an amount agreed by the Parties in writing.

8.6 Delivery. Delivery terms shall be CPT Southaven, Mississippi, U.S. (Incoterms 2010). Title to the Drug will transfer to Terumo upon the completion of delivery.

8.7 Requirements and Standards. OBIO shall deliver Drug that is manufactured in accordance with the Specifications, cGMP, Quality Agreement and Applicable Laws, [***]. Each Party shall notify the other Party in writing if it becomes aware of any changes to the Specifications that are required by Applicable Laws or Regulatory Approval in the Primary Territories. In each case, OBIO shall use good faith efforts to implement any such changes.

8.8 Release Testing. OBIO shall test each batch of Drug in accordance with the Quality Agreement. Prior to the delivery, OBIO shall conduct at its sole cost inspection of the Drug through an independent Third Party laboratory chosen by OBIO and approved by Terumo. The evaluation of the independent laboratory will be binding on OBIO and Terumo. OBIO shall send to Terumo written certifications of analysis and compliance for each shipment following the laboratory’s finding that such quantity of Drug conforms to the Specifications, cGMP, Applicable Laws, or the Quality Agreement. Notwithstanding the foregoing, payment of the Drug Price by Terumo shall constitute the acceptance of the shipment.

8.9 Quality. Where required under the Applicable Laws, the Parties will negotiate in good faith and, no later than ninety (90) days following the execution of this Agreement, enter into a quality agreement governing the quality assurance obligations of the Parties with respect to the manufacture of the Product and supply of the Drug as one of its components (as it may be amended or modified from time to time according to its terms, the “Quality Agreement”). The Quality Agreement shall include standard lot release testing methods to be adopted by the independent laboratory mentioned in Section 8.8. In the event of a discrepancy between the provisions of the Quality Agreement and the provisions of this Agreement, the provisions of the Quality Agreement shall control with respect to terms governing quality of the Drug and the Product, and the provisions of this Agreement shall control with respect to all other terms. OBIO shall be required to ensure that all Drug supplied to Terumo hereunder to be manufactured, stored, tested, transported, disposed of, and otherwise handled in accordance with the Specifications, cGMP, Applicable Laws, and the Quality Agreement. OBIO shall maintain and follow a quality control and quality assurance testing program consistent with the Quality Agreement. No changes to a property of the Drug will be made without express written approval from Terumo, not to be unreasonably withheld, and the deadlines of request for such changes may be set forth in the Quality Agreement. Each time OBIO ships the Drug to Terumo, it will provide Terumo with the documentation specified in the Quality Agreement. OBIO shall conduct cGMP audits of its manufacturing facilities according to its internal standard operating procedures as performed in the course of compliance with Applicable Laws (it being understood that such standard procedures vary with respect to each of the components of the Product). Upon Terumo’s request, OBIO shall disclose to Terumo the complete results of such audits. OBIO shall promptly correct any deficiencies or other adverse findings and shall keep Terumo apprised of the same. Upon Terumo’s request, OBIO shall provide Terumo with copies of all corrective action plans addressing any audit findings and shall consider in good faith any comments that Terumo provides to OBIO with respect to such plans.

8.10 Inspections. OBIO shall make its standard operating procedures, books and records relating to the manufacture of the Product available and allow access to all facilities used for the manufacture of the Drug to an independent Third Party inspector (such inspector to be chosen by OBIO and approved by Terumo) and to any Regulatory Authority having jurisdiction over the manufacture of the Product, in each case for the purposes of determining OBIO’s compliance with cGMP and Applicable Laws; provided that, with respect to any Third Party contractors used by OBIO, OBIO shall use best efforts to obtain and/or facilitate access to the facilities of such contractor for such Third Party inspector and for any such Regulatory Authority upon request. OBIO shall notify Terumo of Regulatory Authority inspections relating to the manufacture of the Product by the process outlined in the Quality Agreement. OBIO shall promptly inform Terumo if OBIO becomes aware of any action taken by a Regulatory Authority against OBIO that could reasonably be expected to materially impact the Drug or OBIO’s ability to supply the Drug hereunder, and shall provide a copy of such notice to Terumo within one (1) Business Day after OBIO has actual knowledge that such action has been taken and receives such notice. OBIO shall cooperate with Terumo and with Regulatory Authorities in response to any communication, whether oral or written, from a Regulatory Authority to Terumo or OBIO or any Third Party engaged by either Party, with regard to any activity relating to the manufacture of the Product, including validation, prior to the Effective Date and throughout the Term. Terumo may request that OBIO conduct “for cause” audits in addition to the regularly scheduled audits where reasons exist for such “for cause” audit (such as death or serious injury possibly caused by the Drug) as specified in writing by Terumo. If such “for cause” audits result from any nonconformity of the Drug to the Specifications or cGMP, including any defects of Product as set forth in the Quality Agreement, OBIO shall reimburse Terumo for the cost of such audits.

8.11 Licenses; Permits; Documentation; Samples. OBIO shall maintain, to the extent required by Applicable Laws, including for clarity cGMP, in connection with OBIO’s performance of its manufacturing obligations hereunder, during the Term, all government permits, including health, safety, and environmental permits, necessary for the manufacture and export of the Drug pursuant to this Agreement. OBIO shall maintain, to the extent required by Applicable Laws in connection with OBIO’s performance of its obligations hereunder, in accordance with cGMP and other Applicable Laws, complete, accurate, and authentic accounts, notes, data, and records pertaining to the manufacture and testing of the Drug. OBIO shall make such records available to Terumo for inspection promptly following Terumo’s written request. Retention of records of manufacturing or samples of each batch (as applicable) shall be agreed in the Quality Agreement.

ARTICLE 9
REVENUE SHARING

9.1 Revenue Sharing. For all sales of the Product, Terumo shall pay OBIO Royalties as set forth in Exhibit 9.1.

9.2 Reports; Payments. Terumo shall pay the Royalties within twenty (20) Business Days after the end of each Calendar Quarter, starting with the Calendar Quarter in which the first Net Sales occurred. The payment will consist of two (2) months of Royalties based on actual Net Sales and an estimate of the third month’s Royalties, and be accompanied with a report describing such payment (each such report, a “Quarterly Report”). Each Quarterly Report shall describe the calculation of the Royalties, which shall consist of: (a) total sales for each of the Products during such Calendar Quarter; (b) the date of commercial launch of such Product during such period (if applicable); and (c) the calculation of Royalties due thereon. Terumo will also report the actual Royalty as soon as is practical after the end of the Calendar Quarter, which will reflect actual Royalties in the third month. The difference between the estimated Royalties and the actual Royalties in such report shall be settled by addition or deduction to the next payment of Royalty, or, where there is no such payment, between the Parties within twenty (20) Business Days after the end of the next Calendar Quarter. In the event that no Royalties are payable with respect to a Calendar Quarter, Terumo shall submit a royalty report so indicating. If OBIO notifies Terumo of any objection regarding such Quarterly Report, the Parties shall endeavor to resolve such issue in good faith through mutual consultation.

9.3 Audit. OBIO and its accountants shall have access to any records related to the sale of the Product upon reasonable notice to Terumo and during Terumo’s normal business hours solely for the purpose of verifying the Royalties and Quarterly Reports made under this Agreement. OBIO may exercise this audit right only once in any Calendar Year. Terumo shall perform similar verification on the sales records of its Affiliates and sublicensees and shall provide the results and evidence of same to OBIO in a form reasonably satisfactory to OBIO. Should any such inspection show any underpayment or underreporting in excess of five percent (5%) in the aggregate for any twelve-month period, and excluding any underpayment or underreporting attributable to an estimated period, then Terumo shall pay OBIO’s reasonable out-of-pocket costs of the audit as well as any sum that would have been payable to OBIO had Terumo reported such amounts correctly, plus interest at the Interest Rate. OBIO shall provide Terumo with a copy of any audit report prepared by OBIO or its accountants for review. The failure of OBIO to request verification of any Quarterly Report during the first Calendar Year following receipt of such Quarterly Report is deemed acceptance by OBIO of the accuracy of the Quarterly Report and the payments made by Terumo in accordance with the Quarterly Report.

9.4 [***].

ARTICLE 10
PAYMENTS, BOOKS, AND RECORDS

10.1 Payment Method. All amounts specified to be payable under this Agreement are in U.S. dollars and shall be paid in U.S. dollars. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the payee Party or by such other means as directed by such Party in writing. Payments hereunder will be considered to be made as of the day on which they are received by the payee Party’s designated bank.

10.2 Responsible Parties. TMC shall be responsible for the payment of the Upfront Payment and all Milestone Payments required pursuant to Section 3.1, and the payment of the Drug Price pursuant to Section 6.1 and 8.2. For the purposes of Section 9.1, TMC shall be responsible for the payment of Royalties in respect of sales of Product in the United States, and TC shall be responsible for the payment of Royalties in respect of sales of Product in all other jurisdictions in the Territory.

10.3 Currency Conversion. For the purpose of calculating any sums due under this Agreement, conversion shall be made to U.S. dollars at an exchange rate equal to the average daily telegraphic transfer middle exchange rate for the relevant month as published by The Wall Street Journal (or, if no such exchange rate is published by The Wall Street Journal, then the most recent exchange rate published by The Financial Times for the relevant month) or such other reputable source if agreed between the Parties.

10.4 Taxes. In the event that Terumo is required to withhold any taxes on amounts payable to OBIO in accordance with Applicable Laws, Terumo shall make payment to OBIO net of any withholding tax that may be due. For purposes of this Section 10.4, each Party agrees to provide the other with reasonable assistance, including provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

10.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the Interest Rate.

ARTICLE 11
CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that during the Term and for ten (10) years thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as set forth in this Agreement any Information or materials furnished to it or its Affiliates by or on behalf of the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement, the Confidentiality Agreement or any other written agreement between the Parties or their Affiliates, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including all information concerning the Product and any other technical or business information of whatever nature (collectively, “Confidential Information” of the Disclosing Party). Each Party may use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement (including to exercise its rights or fulfill its obligations under this Agreement). Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. For the avoidance of doubt, Terumo shall be responsible for the breach of this Article 11 by any Sub-Distributor that it retains.

11.2 Exceptions. Notwithstanding Section 11.1, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter lawfully furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

11.3 Permitted Disclosures. Notwithstanding the provisions of Section 11.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)  making any filings or disclosures pursuant to any of the Securities Laws;

(b)  filing or prosecuting Patents as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, governmental regulations or, applicable subpoenas or reasonable requests issued by governmental authorities in relation to compliance with the FCPA, Export Control Laws and other Applicable Laws;

(e) in the case of Terumo, disclosure under terms of confidentiality no less stringent than under this Agreement to potential or actual Sub-Distributors;

(f)  disclosure to its and its Affiliates’ contractors, employees and consultants, in each case who need to know such information for filing for, obtaining and maintaining Regulatory Approvals and commercialization of Product in the Territory in accordance with this Agreement and manufacture and supply of Product in accordance with this Agreement (or, in the case of disclosures by OBIO, who need to know such information for the development, manufacture and commercialization of the Product outside the Territory), on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(g)   disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to current or prospective investors, lenders, sublicensees, collaborative partners, acquirers, merger partners, or providers of financing and their advisors; provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3 (a), (c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. For the avoidance of doubt, OBIO’s periodic reporting or disclosure to its investors, or as required pursuant to any of the Securities Laws, of Royalties or other payments made, or expected to be made, by Terumo hereunder, shall in no event be deemed a disclosure of Terumo’s Confidential Information.

11.4 Confidentiality of this Agreement and its Terms. Except as otherwise set forth in this Article 11, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement that are made public as contemplated by Section 11.5 or as permitted under Section 11.3.

11.5 Public Announcements.

(a)   Except as required by Applicable Laws (including disclosure requirements of the FSA, SEC, Tokyo Stock Exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases (including, but not limited to, as set forth in Section 11.5(c) below), so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 11.5 (a) and does not reveal non-public information about the other Party. In the event of a public announcement required by Applicable Laws, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the FSA, SEC, Tokyo Stock Exchange or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose, and provided, further, that the Parties will use good faith efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the FSA, SEC, Tokyo Stock Exchange or any other body governing a stock exchange.

(c)   The Parties agree to issue an initial press release promptly following the Effective Date in a form to be mutually agreed upon by the Parties. Throughout the Term, upon either Party’s request, the Parties may also issue additional press releases relating to Regulatory Activities or other milestone events, as mutually agreed upon by the Parties. Neither Party may unreasonably withhold or delay its approval of such press releases.

(d) Except as expressly permitted in this Agreement or as required by Applicable Laws, neither Party may use the other Party’s trademarks, service marks or trade names, or otherwise refer to or identify that other Party in marketing or promotional materials, press releases, statements to news media or other public announcements, without the other Party’s prior written consent, which the other Party may grant or withhold in its sole discretion.

11.6 Publication. At least thirty (30) days prior to Terumo or its Affiliates publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, presentation, abstract, marketing document or the like that includes Information or Data relating to the Product that has not been previously published, Terumo shall provide to OBIO’s Alliance Manager a draft copy thereof for OBIO’s review (unless Terumo is required by Applicable Laws to publish such Information sooner, in which case Terumo shall provide such draft copy to OBIO’s Alliance Manager as much in advance of such publication as possible). Terumo shall consider in good faith any comments provided by OBIO during such thirty (30) day (or shorter) period, and in the event that OBIO raises any concerns the matter shall be raised at the JSC. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 11 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

11.8 Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11. If the Receiving Party becomes aware of any breach or threatened breach of this Article 11 by the Receiving Party or a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11 without furnishing proof of actual damages.

ARTICLE 12

INTELLECTUAL PROPERTY OWNERSHIP AND ENFORCEMENT

12.1 Ownership of Intellectual Property.

(a) Background Information. Each Party shall retain ownership to the entire right, title and interest in and to any and all of their respective Background Information. OBIO shall retain all intellectual property rights in the Product and all right, title, and interest in and to the OBIO Patents and OBIO Know-How, subject to the terms and conditions of this Agreement, including Sections2.2, 7.8, 12.6 and 12.7.

(b) Foreground Information Related Solely to the Drug.

(i) OBIO shall own the entire right, title and interest in and to any and all Foreground Information related solely to the Drug discovered, developed, identified, made, or conceived by or on behalf of one or both of the Parties or their Affiliates or at least one of each of the employees, agents or contractors of either of the Parties.

(ii) Terumo (a) shall regularly disclose to OBIO and the JSC any and all Foreground Information related solely to the Drug discovered, developed, identified, made or conceived by or on behalf of Terumo or its Affiliates or their respective employees, agents or contractors under or in connection with this Agreement, and provide such documentation regarding same as OBIO or the JSC may reasonably request and (b) shall, or shall cause the applicable Affiliates, employees, agents or contractors to, and hereby does, assign, to OBIO, all right, title and interest in and to any such Information (to the extent permitted to make such assignment). Any such Information disclosed and assigned to OBIO shall be deemed part of the “OBIO Patents” or “OBIO Know-How”, as applicable, and licensed to Terumo throughout the Term pursuant to the IP License and in accordance with the terms and conditions of this Agreement.

(c) Foreground Information Related Partly or Wholly to the Delivery Device. With regard to Information that is not related solely to the Drug, i.e. related partly or wholly to the Delivery Device, the following (i) and (ii) shall apply.

(i) Subject to the IP License, each Party shall own the entire right, title and interest in and to any and all Foreground Information discovered, developed, identified, made or conceived by or on behalf of such Party or its or their Affiliates or their respective employees, agents or contractors.

(ii) The Parties shall jointly own the entire right, title and interest in and to any and all Foreground Information discovered, developed, identified, made or conceived by or on behalf of both of the Parties or their Affiliates or at least one of each of the employees, agents or contractors of each of the Parties.

(d) License of Foreground Information owned by Terumo. Notwithstanding anything to the contrary set forth herein, Terumo hereby grants to OBIO a non- exclusive, sublicensable (to any degree of remoteness), fully paid-up, royalty-free license to use Foreground Information that are owned by Terumo in accordance with clauses (i) and (ii) of Section 12.1(c) for uses outside the Subject Indications solely for the purpose of businesses controlled by OBIO; provided that, in the event that this Agreement terminates, the license granted to OBIO pursuant to this Section 12.1(d) shall include uses in the Subject Indications. Upon request by OBIO, the Parties shall discuss in good faith on Terumo’s supply of products that uses Terumo’s Background Information to OBIO for uses outside the Subject Indications.

(e) License of Foreground Information owned by OBIO. Notwithstanding anything to the contrary set forth herein, OBIO hereby grants to Terumo license to use Foreground Information that are owned by OBIO in accordance with clauses (i) and (ii) of Section 12.1(c), if any, under the same conditions as those of the IP License.

(f) Personnel Obligations. Prior to receiving any Confidential Information or beginning work under this Agreement, each Party shall ensure that each employee, agent or contractor of such Party or its Affiliates shall be bound in writing by non-disclosure and Information assignment obligations that are consistent with the obligations of the Parties in Article 11 and this Article 12, including obligations to: (i) promptly report any invention, discovery, process or other intellectual property right; (ii) assign to such Party all of his, her or its right, title and interest in and to any invention, discovery, process or other intellectual property right; (iii) cooperate in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (iv) perform all acts and sign, execute, acknowledge and deliver any and all documents required for effecting the obligations and purposes of this Agreement; and (v) abide by the obligations of confidentiality and non-use set forth in Article 11. It is understood and agreed that such non-disclosure and invention assignment agreements need not reference or be specific to this Agreement.

12.2 OBIO Patent Prosecution and Maintenance. As between OBIO and Terumo, OBIO shall have the sole right, but not the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, interferences, and defense of oppositions) and maintain the OBIO Patents (including, for the avoidance of doubt, any OBIO Patents assigned to OBIO pursuant to Section 12.1(b)(ii) above), at OBIO’s sole discretion and cost.

12.3 Infringement by Third Parties.

(a) Notice. In the event that either OBIO or Terumo becomes aware of any infringement or threatened infringement by a Third Party in the Territory of any OBIO Patents, it shall notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Control of Action. OBIO shall bring and control any action or proceeding with respect to alleged or threatened infringement by a Third Party in the Primary Territories of any OBIO Patent at OBIO’s cost and expense, to the extent such action is commercially viable to protect the Parties’ interests in the distribution of Product within the Territory. OBIO shall keep Terumo reasonably informed of any such actions or proceedings, and the Parties shall cooperate and consult with each other in strategizing regarding any such action or proceeding; provided that OBIO shall control and have the right to make all final decisions (regardless of whether or not Terumo is a party to such action or proceeding) regarding all matters in the preparation and conduct of any such action or proceeding. If OBIO does not bring such action or proceeding within a reasonable time frame, without the release of OBIO’s obligation in the preceding sentence, Terumo shall thereafter have the right, but not the obligation, to bring and control such action or proceeding, and be reimbursed by OBIO half of the incurred out-of-pocket costs and expenses. OBIO shall have the right, at its expense, to be represented in any such action or proceeding brought by Terumo by counsel of OBIO’s choice. In any such action or proceeding brought by Terumo, Terumo shall keep OBIO fully informed of all activities and results and shall consult with OBIO regarding the strategy for and conduct of such action or proceeding, and OBIO shall have the right to approve all material activities and decisions of Terumo in such action or proceeding, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall cooperate fully with the other Party with respect to actions or proceedings under this Section 12.3, including being joined as a party plaintiff in any such action or proceeding and providing access to relevant documents and other evidence and making its employees available at reasonable business hours, with the costs of such cooperation to be included as shared costs for actions or proceedings.

(c) Recoveries. Any monetary recovery resulting from actions or proceedings under this Section 12.3 will be allocated as follows: each of Terumo and OBIO first will be reimbursed, out of such recovery, for its reasonable and verifiable costs and expenses with respect to such action or proceeding (such reimbursement to be pro-rata based on the Parties’ relative costs and expenses if the recovery is not sufficient to reimburse both Parties fully) with any remainder being allocated in proportion to each Party’s loss of gross profit, or if such allocation could not be identified, equally between the Parties.

(d) Product Patent Challenge. In the event that Terumo is notified of any product registration filing for a Competing Product or generic version of a Product in the Territory by a Third Party, it shall immediately notify OBIO in writing to that effect. OBIO shall have the right to file a patent infringement lawsuit before a court in the Territory or a confirmation-of-scope trial before the applicable Intellectual Property office or governmental entity or any other legal action in order to hold off approval of the registration of such Competing Product or generic version of a Product. Any other details of such litigation will be in accordance with Section 12.3(b) to the extent not in conflict with this Section 12.3(d).

12.4 Infringement of Third Party Rights. If either Party becomes aware of any intellectual property in the Territory owned by a Third Party that it believes will, or may, be infringed by the manufacture, importation, development or commercialization of the Product in the Territory as contemplated by this Agreement, such Party shall notify the other Party of such Patent. The Parties shall then discuss the matter and seek in good faith to agree on whether the Parties should take a license under such intellectual property, and if so, on what terms; provided that, if the Parties are unable to agree after a reasonable period, not to exceed thirty (30) days, of good faith discussions, then OBIO shall have the right to obtain such a license on such terms as it determines in its sole discretion. In the event any Third Party files a claim alleging infringement of such Third Party intellectual property rights by the manufacture, importation, development or commercialization of the Product in the Territory as contemplated by this Agreement, OBIO shall bring and control any defense of any such claim, at OBIO’s sole cost and expense and by counsel of its own choice, and Terumo shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall enter into any settlement or compromise of any action under this Section 12.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed. OBIO shall be responsible for any and all fees, milestones, royalties and other payments owed to a Third Party under any agreement entered into with such Third Party in connection with the sale, offer for sale or import of the Product in the Territory.

12.5 Patent Term Restoration. At the request of OBIO, the Parties shall cooperate with each other in obtaining patent term restoration, continuations, extensions and/or any other extensions of the OBIO Patents as available under Applicable Laws, subject to OBIO’s rights under Section 12.2.

12.6 House Trademark. All packaging, promotional materials, package inserts, and labeling for the Product in the Primary Territories shall be co-branded, meaning that they shall bear one or more house Trademarks owned by OBIO including the OBIO name and logo (each, an “OBIO Trademark”) and one or more house Trademarks owned by Terumo, including the Terumo name and logo (each, a “Terumo Trademark”). Preliminary plans for an OBIO Trademark and Terumo Trademark to be used and how they should be presented in combination are as set forth in Exhibit 12.6. Each Party or its Affiliates shall own all right, title, and interest in and to all of its Trademark, all corresponding trademark applications and registrations thereof, and all common law rights thereto. Each Party shall have sole control over the registration, prosecution, maintenance, enforcement and defense of its Trademark. All goodwill of the business associated with or symbolized by the respective Parties’ Trademarks shall inure to the benefit of the Party who holds the Trademark. Each Party acknowledges the other Party’s exclusive ownership of its Trademark and agrees not to take any action inconsistent with such ownership. OBIO shall provide Terumo with samples of any advertising and promotional materials that incorporate the OBIO Trademark prior to distributing such materials for use. Terumo shall comply with reasonable policies provided by OBIO from time to time to maintain the goodwill and value of the OBIO Trademark. Terumo shall not, and shall cause its Affiliates not to, (a) use, seek to register, or otherwise claim rights in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the OBIO Trademark, or (b) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the OBIO Trademark (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the OBIO Trademark.

12.7 Product Trademark.

(a) Selection and Ownership of Product Trademark. All packaging, promotional materials, package inserts, and labeling for the Product in the Primary Territories shall bear one or more Trademarks that pertain specifically to the Product, including the Trademarks in existence as of the Effective Date as set forth in Exhibit 12.7(a) (together with the alternative Trademark mentioned in the next sentence, each, a “Product Trademark”). If the Product Trademarks in existence as of the Effective Date are not eligible for trademark protection or for use in connection with the Product in the Primary Territories, then the Parties shall identify alternative Trademarks to be used for the Product in the Primary Territories. OBIO or its Affiliates shall own all right, title, and interest in and to all Product Trademark, all corresponding trademark applications and registrations thereof, and all common law rights thereto. All goodwill of the business associated with or symbolized by the Product Trademark shall inure to the benefit of OBIO. Terumo acknowledges OBIO’s exclusive ownership of the Product Trademark and agrees not to take any action inconsistent with such ownership.

(b) Maintenance and Prosecution of Product Trademark. OBIO shall, at OBIO’s sole expense, control the registration, prosecution and maintenance of the Product Trademark in the Primary Territories; provided that OBIO shall keep Terumo reasonably informed of OBIO’s actions with respect thereto and shall consider in good faith any reasonable comments made by Terumo with respect thereto. If OBIO plans to abandon any such Product Trademark in the Primary Territories, OBIO shall notify Terumo in writing at least thirty (30) days in advance of the due date of any payment or other action that is required to maintain such Product Trademark, and Terumo may elect, upon written notice within such thirty (30)-day period to OBIO, to make such payment or take such action, at OBIO’s expense, and OBIO shall reasonably cooperate with Terumo in connection with such maintenance activities.

(c) Use of Product Trademarks. Terumo shall provide OBIO with samples of any advertising and promotional materials that incorporate the Product Trademark prior to distributing such materials for use. Terumo shall comply with reasonable policies provided by OBIO from time to time to maintain the goodwill and value of the Product Trademark. Terumo shall not, and shall cause its Affiliates not to, (i) use, seek to register, or otherwise claim rights in the Primary Territories in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the Product Trademark, or (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Product Trademark (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Product Trademarks.

(d) Enforcement of Product Trademark. OBIO shall bring and control any action or proceeding, at OBIO’s expense, to enforce and defend the Product Trademark in the Primary Territories, including (i) defending against any alleged, threatened or actual claim by a Third Party that the use of the Product Trademark in the Primary Territories infringes, dilutes or misappropriates any Trademark of that Third Party or constitutes unfair trade practices, or any other claims that may be brought by a Third Party against a Party in connection with the use of or relating to Product Trademark in the Primary Territories with respect to the Product and (ii) taking such action as OBIO deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, the Product Trademarks in the Primary Territories by a Third Party. If OBIO does not enforce or defend the Product Trademark in any such instance, then OBIO shall promptly so notify Terumo, and Terumo shall have the right, but not the obligation, at OBIO’s expense, to do so. Each Party shall provide to the other Party all reasonable assistance requested by such first Party in connection with any such action, claim or suit under this Section 12.7(d), including allowing such first Party access to such other Party’s documents and to such other Party’s personnel who may have possession of relevant information.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY

13.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and this Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;

(c) such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with any Regulatory Authority or governmental authority in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement;

(d) such Party has the right to grant the rights contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder;

(e) such Party is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or related United States Applicable Laws or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to the Product, and in the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself and its Affiliates, that directly or indirectly relate to activities under this Agreement, such Party shall immediately notify the other Party and shall cease employing, contracting with, or retaining any such person to perform any services under this Agreement;

(f) in the performance of its obligations hereunder, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws;

(g) such Party and its Affiliates and their respective employees and contractors have not and shall not, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including OBIO or Terumo; and, without any limitation to the foregoing, such Party and its Affiliates and their respective employees and contractors have not and shall not directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other Person, and no political contributions or charitable donations have been or shall be given, offered, promised, or paid, that are in any way related to this Agreement or any related activity;

(h) such Party is aware of all applicable anti-corruption and anti-bribery laws, including the FCPA, and all applicable anti-corruption laws in effect in the countries in which such Party conducts or will conduct business, and such Party and its Affiliates and their respective employees and contractors shall not cause any of their respective employees or agents to be in violation of the FCPA, Export Control Laws or any other Applicable Laws;

(i) such Party shall fully cooperate and shall cause its Affiliates and their respective employees, contractors and subcontractors to cooperate fully with the other Party in ensuring compliance with the FCPA, Export Control Laws and all other Applicable Laws;

(j) such Party shall maintain accurate and complete records of its receipts and expenses having to do with this Agreement, including records of payments to any Public Official or Entity or other Person, in accordance with generally accepted accounting principles, and shall make such books and accounting records available for review by the other Party, or by an independent party nominated by such other Party, at such other Party’s reasonable request;

(k) such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, Export Control Laws or any other Applicable Law in connection with the performance of this Agreement or the sale of the Product in the Territory; and

(l) no owner, shareholder (direct or beneficial), officer, director, employee, Third Party representative, agent, or other individual with any direct or indirect beneficial interest in such Party or its Affiliates or, to its knowledge, in its contractors, or any immediate family relation of any such Person (collectively, “Interested Persons”), is a Public Official or Entity; and such Party shall notify the other Party immediately if during the Term (i) any Interested Person becomes a Public Official or Entity or (ii) any Public Official or Entity acquires a legal or beneficial interest in such Party or its Affiliate or, to such Party’s knowledge, in its subcontractors.

13.2 Representations, Warranties and Covenants of OBIO. OBIO represents, warrants, and covenants to Terumo that:

(a) as of the Effective Date, OBIO has not received written notice of any pending or threatened claims or actions alleging that the development or commercialization of the Product infringes or would infringe the Patents of any Third Party in the Territory, and OBIO is not aware of any facts that would give rise to any such claim or action;

(b) prior to OBIO becoming a “reporting company” under any of the Securities Laws, OBIO shall submit to Terumo at the occasion of the first JSC meeting after the relevant financial statements are made, or upon Terumo’s written request made never more than quarterly, information on OBIO’s fiscal year, balance sheets, profit and loss statements and cash flow statements reflecting the financial conditions and operating results of OBIO’s business activities during the preceding quarter of the relevant fiscal year, which shall be certified as true and correct copies;

(c) upon the request of Terumo, and prior to OBIO becoming a “reporting company” under any of the Securities Laws, OBIO shall provide a reasonable explanation to Terumo regarding its financial condition and prospects, made in writing to Terumo or orally to Terumo’s employee(s) or representative(s) (at Terumo’s option), based on the actual records, supporting data files and books of account, contracts and other relevant documents related to OBIO’s business which shall be disclosed to Terumo for purposes of confirmation of OBIO’s explanation, provided, however, that in no event shall OBIO be required to share information that it is otherwise obligated to keep confidential; and

(d) OBIO shall notify Terumo immediately if its Board or its shareholders decides to discontinue OBIO’s business relating to the Product or to file for insolvency proceedings.

13.3 Covenants of Terumo. Neither Terumo, nor any of its Affiliates, Sub-Distributors or sublicensees, if applicable (or a Third Party on behalf of Terumo, its Affiliates, Sub-Distributors or sublicensees), shall file a claim in any administrative or judicial action asserting that any claim included in the OBIO Patents is invalid or unenforceable, and the filing of any such claim as described in this Section 13.3 shall be deemed a material breach of this Agreement for the purposes of Section 15.2(b) hereof.

13.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

13.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INCLUDING LOST PROFITS, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 13.5 shall not be construed to limit (a) either Party’s right to special, incidental or consequential damages for the other Party’s breach of Article 11, fraud, intentional misrepresentation, or breach of another Party’s intellectual property rights and (b) either Party’s indemnification rights or obligations under Article 14, provided, further, that the loss of remaining value of the Upfront Payment and Milestone Payments(depreciated proportionately over the remaining term of the Initial Term, using straight line method), if any, shall be treated as direct damages in connection with OBIO’s material breach of this Agreement in case Terumo terminated this Agreement pursuant to Section 15.2 to the extent such payments were made prior to such breach.

ARTICLE 14

INDEMNIFICATION

14.1 Indemnification of OBIO. Terumo, jointly and severally, shall indemnify, defend and hold harmless OBIO and its Affiliates and their respective directors, officers, employees and agents (the “OBIO Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any OBIO Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) to the extent arising from, or occurring as a result of: (a) the registration, use, handling, storage, import, offer for sale, sale or other disposition of the Product by or on behalf of Terumo or its Affiliates; (b) the negligence or willful misconduct of any Terumo Indemnitees in connection with Terumo’s performance of its obligations or exercise of its rights under this Agreement; or (c) any breach of any representations, warranties or covenants of Terumo in this Agreement; except, in each of (a) through (c), to the extent such Third Party Claims fall within the scope of the indemnification obligations of OBIO set forth in Section 14.2. In any Third Party Claim where both OBIO and Terumo are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses.

14.2 Indemnification of Terumo. OBIO shall indemnify, defend and hold harmless Terumo and its Affiliates and their respective directors, officers, employees and agents (the “Terumo Indemnitees”), from and against any and all Losses incurred by any Terumo Indemnitee resulting from any Third Party Claims to the extent arising from, or occurring as a result of: (a) the manufacture, use, handling, storage, import, offer for sale, sale or other disposition of the Product by or on behalf of OBIO or its Affiliates; (b) the negligence or willful misconduct of any OBIO Indemnitees in connection with OBIO’s performance of its obligations or exercise of its rights under this Agreement; (c) any claims or actions alleging that any Product is defective when used in accordance with applicable Specifications and labeling; (d) any claims or actions alleging that the Product or development or commercialization thereof infringes or misappropriates or would infringe or misappropriate the Patents or Know-How of any Third Party; (e) any claims or actions alleging death, injury or damages to property caused by a defect of the Drug despite the Product being used in accordance with the applicable Specifications and labeling; or (f) any breach of any representations, warranties or covenants of OBIO in this Agreement; except, in each of (a) through (f), to the extent such Third Party Claims fall within the scope of the indemnification obligations of Terumo set forth in Section 14.1. In any Third Party Claim where both OBIO and Terumo are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses.

14.3 Procedure. A Party that intends to claim indemnification under this Article 14 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 14 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 14 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

14.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards for conduct of all of such Party’s obligations under this Agreement during the Term and shall name the other Party as an additional insured with respect to such insurance; provided however that in no event shall OBIO be required to maintain insurance in excess of five million U.S. dollars ($5,000,000). Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. This Agreement shall commence on the Effective Date and shall initially remain in effect for the Initial Term, and if the following criteria are met, automatically extended for five (5) year periods (each, a “Renewal Term”) unless Terumo notifies OBIO of its intention to terminate at least six (6) months prior to the end of the Initial Term or any Renewal Term, as applicable, or if this Agreement is terminated earlier pursuant to Section 15.2.

15.2 Early Termination.

(a) Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

(b) Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party (“Breaching Party”) if such Breaching Party is in breach of a material provision of this Agreement and has not cured such breach within sixty (60) days after delivery of notice from the terminating Party (“Date of Notice”); provided, however, that, if such alleged material breach is not reasonably susceptible of cure within such sixty (60) day period and the Breaching Party uses reasonable and diligent good faith efforts to cure such alleged material breach, such sixty (60) day period shall be extended as long as is reasonably necessary (but no more than six (6) months from the Date of Notice) and no such termination shall occur for so long as such efforts continue or if such breach is cured (but in each case for no longer than six (6) months from the Date of Notice); provided, further, in the event of a good faith dispute with respect to the existence of such breach, the sixty (60) day cure period shall be tolled until such time as the dispute is resolved pursuant to Article 17.

(c) Insolvency. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property, that is not discharged within ninety (90) days.

(d) Terumo’s Termination Rights.

(i)  Terumo shall have the right to terminate this Agreement upon written notice to OBIO if OBIO is in breach of Section 13.2(b) and has not cured such breach within thirty (30) days after delivery of notice from Terumo.

(ii) Terumo may terminate this Agreement with respect to all indications other than the Milestone Indication (including both Terumo’s non-compete obligation set forth in Section 2.4 and the Distribution Rights with respect to such indications), if FDA makes a formal written decision to treat the Product as a drug as opposed to a device.

(iii) Terumo may, at its discretion, either (A) terminate this Agreement in its entirety or (B) terminate this Agreement with respect to the Milestone Indication (including both Terumo’s non-compete obligation set forth in Section 2.4 and the Distribution Rights with respect to such indication), if (x) [***] on or before [***] or (y) [***] on or before [***].

(iv) [***].

(v) Terumo shall have the right to terminate this Agreement upon written notice to OBIO if the board of directors of OBIO votes to, and actually does, discontinue OBIO’s business relating to the Product.

15.3 Rights on Termination. The following shall apply upon any termination of this Agreement:

(a) Tech Transfer. [***].

(b) Inventory. Except to the extent Terumo elects to maintain its Distribution Rights as set forth in Section 15.3(a), in the event of any other termination of this Agreement, OBIO shall repurchase Terumo’s inventories relevant to the terminated countries with more than a six (6) month shelf life at the price originally purchased by Terumo. Terumo may, at its discretion, continue to sell the inventories with less than a six (6) month shelf life under the same terms and conditions as this Agreement.

(c) Termination of Rights and Obligations. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement, including, but not limited to, the IP License, will terminate, except as otherwise set forth in this Section 15.3 and Sections 15.4, 15.5 and 15.6, and as a result, Terumo will (i) be released from the non-compete obligation in Section 2.4 with regard to the territory for which this Agreement was terminated and (ii) no longer be entitled to use, and shall cease all use of, OBIO Patents or OBIO Know-How for any reason other than pursuant to Section 15.3(b). Terumo will not be liable in any way for precluding any of the Milestone Payments by a termination duly made in accordance with the terms of this Agreement. Within thirty (30) days after the effective date of termination of this Agreement, each Party shall deliver, at the other Party’s written request, to such other Party any and all Confidential Information of such other Party then in its possession, except to the extent a Party retains the right to use such Confidential Information pursuant to any rights granted under this Agreement that survive termination of this Agreement, and except for one (1) copy which may be kept in such Party’s (or its counsel’s) office for archival purposes subject to a continuing obligation of confidentiality and non-use under Article 11 for the duration set forth in Section 11.1.

(d) Assignment of Regulatory Filings and Regulatory Approvals. At OBIO’s option, which shall be exercised by written notice to Terumo, to the extent permitted under Applicable Laws and subject to the terms of this Agreement (including as otherwise set forth in this Article 15), Terumo shall assign or cause to be assigned to OBIO or its designee (or to the extent not so assignable, Terumo shall take all reasonable actions to make available to OBIO or its designee the benefits of), at OBIO’s cost, all Regulatory Filings and Regulatory Approvals for the Product in the Primary Territories.

(e) Transition. Subject to the terms of this Agreement (including as otherwise set forth in this Article 15), Terumo shall use good faith efforts to cooperate with OBIO and/or its designee to effect a smooth and orderly transition in the registration, sale, marketing, promotion, and commercialization of the Product in the Primary Territories during the applicable notice period under Section 15.2 and following the effective date of termination of this Agreement in its entirety. Without limiting the foregoing, Terumo shall use good faith efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 15.3.

15.4 Exercise of Right to Terminate. The use by either Party of a termination right set forth in this Agreement shall not give rise, on its own, to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

15.5 Damages; Relief. Subject to Sections 13.5 and 15.4, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.

15.6 Accrued Obligations; Survival. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to such Party or that is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The following Articles and Sections will survive any expiration or termination of this Agreement: Section 13.4, Section 13.5, Section 15.3, Section 15.4, Section 15.5 and Section 15.6, and Article 11, Article 12, Article 14, Article 17 and Article 18.

ARTICLE 16

[***]

16.1 [***].

ARTICLE 17

DISPUTE RESOLUTION

17.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder (including any claim based on warranty, contract, negligence, misrepresentation, statute, or other basis) may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 to resolve any such dispute if and when it arises.

17.2 Resolution by Executives. Except as otherwise set forth in Article 4, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder arises, either Party may refer such dispute to Executives, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of the Executives within such thirty (30)-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 17.3. The Parties acknowledge that discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

17.3 Arbitration.

(a) Any dispute that is not resolved pursuant to Section 17.2, except for a dispute, claim or controversy subject to Section 17.3(j), shall first be submitted for mediation under the auspices of the International Centre for Dispute Resolution (“ICDR”). Any dispute that is not resolved pursuant to such mediation shall be settled by binding arbitration conducted under the auspices of the ICDR in accordance with its International Arbitration Rules. In the event of a conflict between the procedures set forth herein and the Rules, these procedures shall take precedence.

(b) The dispute shall be heard and decided by a single arbitrator having significant executive experience in the medical device industry.

(c) The arbitrator shall allow the Parties to obtain discovery as may reasonably be requested by a Party, including use of interrogatories, document requests, depositions, subpoenas and inspections of things or land.

(d) The arbitration hearing shall be held in New York City, New York, U.S., at a location and time to be mutually agreed upon by the Parties, or if they are unable to decide, then at a location and time determined by the arbitrator(s). The arbitration hearing shall be conducted over the course of consecutive business days and weeks until it is concluded.

(e) All proceedings shall be conducted in the English language and the arbitrators shall be fluent in English. All evidence, whether documentary or testimonial, shall be presented in English. In the event testimony is given by a witness who is unable to testify in English, the Party proffering the testimony at the hearing (or obtaining the testimony in a deposition) shall provide a translator and shall bear that expense.

(f) The hearing shall be recorded stenographically and a transcript prepared if requested by either Party. The expense of same shall be borne equally by the Parties. Not less than ten (10) days prior to the hearing, the Parties shall submit briefs to the arbitrator(s) setting forth each Party’s contentions concerning the facts and the law. Within thirty (30) days following the close of the hearing, the Parties shall submit post-hearing briefs to the arbitrator. Within thirty (30) days after the timely submission of post-hearing briefs, the arbitrator shall enter a written award concisely setting forth the grounds for the decision.

(g) The arbitrator(s) shall decide the dispute by applying the law selected by the Parties in Section 18.1.

(h) The decision of the arbitrator shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction, and the Parties expressly agree that the state and federal courts located in Southern District of New York, U.S., have jurisdiction to confirm the arbitration award and enter judgment thereon. The Parties hereby waive any and all objections and defenses to such jurisdiction regardless of the nature of such objection or defense.

(i) During the pendency of any dispute resolution proceeding between the Parties under this Section 17.3, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 17.3, shall be tolled until the final outcome of such dispute has been established. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if the arbitrator determines pursuant to this Section 17.3 that such payments are to be refunded by one Party to the other Party.

(j) Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE 18

GENERAL PROVISIONS

18.1 Governing Law. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without regard to any laws or rules that would result in the application of the laws of any other jurisdiction. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

18.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. In the event any such force majeure circumstances continue for more than ninety (90) days, such other Party shall have the right to terminate this Agreement pursuant to Section 15.2(b).

18.3 Assignment. Except as expressly set forth in this Section 18.3, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and any of its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of the assigning Party (and, in the case of OBIO, any Virtue Transaction), whether by merger, sale of stock, sale or contribution of assets or otherwise; provided that, in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), unless otherwise agreed with the acquiring party in writing, intellectual property held by the acquiring party prior to acquisition shall not be included in the intellectual property to which the other Party has access under this Agreement; provided further that in the case of such corporate reorganization, the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by the entity to whom assignment is made; or

(b) to an Affiliate; provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 18.3 will be null and void.

18.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

18.5 Notices. All notices required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier or confirmatory email by recipient), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to OBIO, addressed to:

Orchestra BioMed, Inc.

150 Union Square Drive

New Hope, PA 18938

Attention: David P. Hochman

Email: [Omitted pursuant to Item 601(a)(6)]

With copy to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Samuel A. Waxman

Email: [Omitted pursuant to Item 601(a)(6)]

If to Terumo, addressed to:

Terumo Corporation

3-20-2, Nishi-Shinjuku, Shinjuku-ku,

Tokyo, 163-1450, Japan

Attention: Hikaru Samejima

Email: [Omitted pursuant to Item 601(a)(6)]

With copy to:

Terumo Medical Corporation

265 Davidson Avenue

Somerset, NJ 08873

Attention: James Rushworth

Email: [Omitted pursuant to Item 601(a)(6)]

With further copy to:

Terumo Medical Corporation

265 Davidson Avenue

Somerset, NJ 08873

Attention: General Counsel

Email: [Omitted pursuant to Item 601(a)(6)]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; and (c) on the third Business Day following the date of mailing if sent by mail.

18.6 Entire Agreement; Amendments. This Agreement, together with the exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Confidentiality Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties, but “written instrument” does not include the text of e- mails or similar electronic transmissions.

18.7 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

18.8 Independent Contractors. It is expressly agreed that OBIO and Terumo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither OBIO nor Terumo shall have the authority to make any statements, representations or commitments of any kind or to take any action that shall be binding on the other Party, without the prior written consent of the other Party.

18.9 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

18.10 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

18.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

18.12 Interpretation. All references in this Agreement to an Article or Section shall refer to an Article or Section in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

18.13 Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by OBIO to Terumo are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Terumo shall retain and may fully exercise all of its rights and elections under the Code and, upon commencement of a bankruptcy proceeding by or against OBIO (or any Affiliate of OBIO that Controls OBIO Patents and/or OBIO Know-How) under the Code, Terumo shall be entitled to a complete duplicate of, or complete access to (as Terumo deems appropriate), any such OBIO Patents and/or OBIO Know- How and all embodiments of such OBIO Patents and/or OBIO Know-How.

18.14 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than OBIO and Terumo, except as otherwise set forth in this Agreement with respect to OBIO Indemnitees under Section 14.1 and Terumo Indemnitees under Section 14.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Terumo and OBIO without the consent of the OBIO Indemnitees or Terumo Indemnitees.

18.15 English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

18.16 Counterparts. This Agreement may be executed by any Party by PDF file signature, and on one or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Distribution Agreement as of the Effective Date.

Orchestra Biomed, Inc.		Terumo Corporation

By:	/s/ David Hochman	By:	/s/ Hikaru Samejima
Name:	David Hochman	Name:	Hikaru Samejima
Title:	Chief Executive Officer	Title:	Managing Executive Officer President, Cardiac and Vascular Company

Terumo Medical Corporation

By: /s/ Will Cahill, Sr. VP & General Counsel (on behalf of James Rushworth)

Name: James Rushworth

Title: President and CEO

[Signature Page to Distribution Agreement]

Exhibit 1.80

SPECIFICATIONS

[ATTACHED]

[***].

Exhibit 5.1(a)

REGULATORY PLAN

[ATTACHED]

[***].

Exhibit 5.1(b)(vii)

CHARGED SERVICES

[***].

Exhibit 8.2

DRUG PRICE

[***].

Exhibit 9.1

ROYALTY

For all Net Sales during each Calendar Quarter, Terumo shall pay OBIO the following amounts as a royalty (the “Royalties”) depending on the amount of ASP:

Amount of ASP	Royalties/unit
[***]	[***]
[***]	[***]
[***]	15% of ASP

Where Net Sales are in currencies other than U.S. dollars, the calculation of ASP to US dollars shall be at an exchange rate equal to the average daily telegraphic transfer middle exchange rate for the relevant month as published by The Wall Street Journal (or, if no such exchange rate is published by The Wall Street Journal, then the most recent exchange rate published by The Financial Times for the relevant month) for the Net Sales recognized during such Calendar Month.

Exhibit 12.6

OBIO TRADEMARKS

Caliber Trademarks

Docket #	Title	Filing Date	App. #	Registration (renewals due in 2020)
586.01	VIRTUE	3/5/13	85/866,597	Reg. No. 4,813,266 9/15/15
586.02		3/5/13	85/866,598	Reg. No. 4,813,267 9/15/15

Orchestra Trademarks

Docket #	Title	Filing Date	App. #	Registration
652.01	ORCHESTRA BIOMED	1/11/18	87/751,698	Sou/1st ext due 9/5/19 Owner: Innovation Acquisition Two Corp DEVICE
652.02	OBIO	10/24/18	88/167,317	Publication date: 3/19/19 Owner: Orchestra BioMed, Inc. Sou/1st ext due 11/14/19 DEVICE
652.03	ORCHESTRA BIOMED			SERVICES Filing details to follow
652.04	OBIO			SERVICES Filing details to follow

Exhibit 12.7(a)

PRODUCT TRADEMARKS

Product Trademark includes the following Trademarks in existence as of the Effective Date, and also, the alternative Trademarks identified by the Parties pursuant to Section 12.7(a).

Virtue®